                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

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                      AMENDED AND RESTATED CREDIT AGREEMENT

             Dated as of July 8, 2002 and amended and restated as of

                                  June 30, 2004

                                      Among

                                TIME WARNER INC.

                                       and

                          TIME WARNER FINANCE IRELAND,
                                  as Borrowers,

                            The Lenders Party Hereto,

                              JPMORGAN CHASE BANK,
                            as Administrative Agent,

                    BANK OF AMERICA, N.A. AND CITIBANK, N.A.,
                            as Co-Syndication Agents,

                                       and

                       ABN AMRO BANK N.V. AND BNP PARIBAS,
                           as Co-Documentation Agents

               $7,000,000,000 FIVE-YEAR REVOLVING CREDIT FACILITY

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      J.P. MORGAN SECURITIES INC. AND BANC OF AMERICA SECURITIES LLC,
                  as Joint-Lead Arrangers and Joint Bookrunners

                                TABLE OF CONTENTS

                                                                                  PAGE
ARTICLE I Definitions...........................................................    1

     SECTION 1.01. Defined Terms................................................    1
     SECTION 1.02. Classification of Loans and Borrowings.......................   22
     SECTION 1.03. Terms Generally..............................................   22
     SECTION 1.04. Accounting Terms; GAAP.......................................   22

ARTICLE II The Credits..........................................................   23

     SECTION 2.01. Commitments..................................................   23
     SECTION 2.02. Loans and Borrowings.........................................   24
     SECTION 2.03. Requests for Revolving Borrowings............................   25
     SECTION 2.04. Swingline Loans..............................................   26
     SECTION 2.05. Letters of Credit............................................   27
     SECTION 2.06. Funding of Borrowings........................................   30
     SECTION 2.07. Interest Elections...........................................   31
     SECTION 2.08. Termination and Reduction of Commitments.....................   32
     SECTION 2.09. Repayment of Loans; Evidence of Debt.........................   33
     SECTION 2.10. Prepayment of Loans..........................................   33
     SECTION 2.11. Fees ........................................................   34
     SECTION 2.12. Interest.....................................................   35
     SECTION 2.13. Alternate Rate of Interest...................................   36
     SECTION 2.14. Increased Costs..............................................   37
     SECTION 2.15. Break Funding Payments.......................................   38
     SECTION 2.16. Taxes........................................................   38
     SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs...   40
     SECTION 2.18. Mitigation Obligations; Replacement of Lenders...............   41
     SECTION 2.19. Prepayments Required Due to Currency Fluctuation.............   42
     SECTION 2.20. Adoption of the Euro.........................................   42

ARTICLE III Representations and Warranties......................................   43

     SECTION 3.01. Organization; Powers.........................................   43
     SECTION 3.02. Authorization; Enforceability................................   43
     SECTION 3.03. Governmental Approvals; No Conflicts.........................   43
     SECTION 3.04. Financial Condition; No Material Adverse Change..............   44
     SECTION 3.05. Properties...................................................   44
     SECTION 3.06. Litigation and Environmental Matters.........................   44
     SECTION 3.07. Compliance with Laws and Agreements..........................   45
     SECTION 3.08. Government Regulation........................................   45
     SECTION 3.09. Taxes........................................................   45
     SECTION 3.10. ERISA........................................................   45
     SECTION 3.11. Disclosure...................................................   45

ARTICLE IV Conditions...........................................................   46

     SECTION 4.01. Amendment Effective Date.....................................   46
     SECTION 4.02. Each Credit Event............................................   46

ARTICLE V Affirmative Covenants.................................................   47

     SECTION 5.01. Financial Statements and Other Information...................   47
     SECTION 5.02. Notices of Material Events...................................   49
     SECTION 5.03. Existence; Conduct of Business...............................   49
     SECTION 5.04. Payment of Obligations.......................................   49
     SECTION 5.05. Maintenance of Properties; Insurance.........................   49
     SECTION 5.06. Books and Records; Inspection Rights.........................   50
     SECTION 5.07. Compliance with Laws.........................................   50
     SECTION 5.08. Use of Proceeds..............................................   50
     SECTION 5.09. Fiscal Periods; Accounting...................................   50

ARTICLE VI Negative Covenants...................................................   50

     SECTION 6.01. Financial Covenants..........................................   50
     SECTION 6.02. Indebtedness.................................................   51
     SECTION 6.03. Liens........................................................   51
     SECTION 6.04. Mergers, Etc.................................................   53
     SECTION 6.05. Investments..................................................   53
     SECTION 6.06. Restricted Payments..........................................   53
     SECTION 6.07. Transactions with Affiliates.................................   53
     SECTION 6.08. Unrestricted Subsidiaries....................................   53

ARTICLE VII Events of Default...................................................   54

ARTICLE VIII The Agents.........................................................   57

ARTICLE IX Miscellaneous........................................................   59

     SECTION 9.01. Notices......................................................   59
     SECTION 9.02. Waivers; Amendments..........................................   60
     SECTION 9.03. Expenses; Indemnity; Damage Waiver...........................   61
     SECTION 9.04. Successors and Assigns.......................................   62
     SECTION 9.05. Survival.....................................................   64
     SECTION 9.06. Counterparts; Integration; Effectiveness.....................   64
     SECTION 9.07. Severability.................................................   65
     SECTION 9.08. Right of Setoff..............................................   65
     SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process...   65
     SECTION 9.10. WAIVER OF JURY TRIAL.........................................   66
     SECTION 9.11. Headings.....................................................   66
     SECTION 9.12. Confidentiality..............................................   66
     SECTION 9.13. Acknowledgements.............................................   67
     SECTION 9.14. Judgment Currency............................................   67
     SECTION 9.15. USA Patriot Act..............................................   67

SCHEDULES:

Schedule 1.01 - Mandatory Cost Rate

Schedule 2.01 - Commitments

Schedule 2.03(A) - Borrowing Notice/Interest Election Notice/Prepayment Notice

Schedule 2.03(B) - Authorized Account Numbers & Locations

Schedule 6.08 - Unrestricted Subsidiaries

Schedule 8 - List of Proper Persons

EXHIBITS:

Exhibit A - Form of Assignment and Acceptance

Exhibit B - Form of Guarantee

            AMENDED AND RESTATED FIVE-YEAR CREDIT AGREEMENT (as further amended, supplemented or otherwise modified from time to time, this "Agreement") dated as of July 8, 2002, and amended and restated as of June 30, 2004, among TIME WARNER INC., a Delaware corporation ("Time Warner"), and TIME WARNER FINANCE IRELAND, a corporation of the Republic of Ireland ("TWFI"), the several banks and other financial institutions from time to time parties to this Agreement (the "Lenders"), BANK OF AMERICA, N.A. and CITIBANK, N.A., as co-syndication agents (in such capacity, the "Co-Syndication Agents"), ABN AMRO BANK N.V. and BNP PARIBAS, as co-documentation agents (in such capacity, the "Co-Documentation Agents") and JPMORGAN CHASE BANK, as administrative agent (in such capacity, the "Administrative Agent").

                              W I T N E S S E T H:

            WHEREAS, Time Warner, TWFI, the Lenders, the Co-Syndication Agents, the Co-Documentation Agents and the Administrative Agent are parties to a Five-Year Credit Agreement, dated as of July 8, 2002 (as amended, supplemented or otherwise modified prior to the date hereof, the "Existing Five-Year Credit Agreement");

            WHEREAS, the Borrowers have requested that the Existing Five-Year Credit Agreement be amended and restated in its entirety as set forth herein;

            WHEREAS, the Borrowers have requested the Lenders to make loans and other extensions of credit to them in an aggregate amount of up to $7,000,000,000 as more particularly described herein;

            WHEREAS, the Lenders are willing to make such loans and other extensions of credit on the terms and conditions contained herein;

            NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the Existing Five-Year Credit Agreement is hereby amended and restated in its entirety as follows:

                                   ARTICLE I

                                  DEFINITIONS

            SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

            "ABR" when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

            "Adjusted Financial Statements" means, for any period, (a) the balance sheet of Time Warner and the Restricted Subsidiaries (treating Unrestricted Subsidiaries as equity investments of Time Warner to the extent that such Unrestricted Subsidiaries would not otherwise be treated as equity investments of Time Warner in accordance with GAAP) as of the end of such period and (b) the related statements of operations and stockholders equity for such period and, if such period is not a fiscal year, for the then elapsed portion of the fiscal year (treating Unrestricted Subsidiaries as equity investments of Time Warner to the extent that such

Unrestricted Subsidiaries would not otherwise be treated as equity investments of Time Warner in accordance with GAAP).

            "Adjusted LIBO Rate" means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next Basis Point) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

            "Administrative Agent" means JPMorgan Chase Bank, together with its affiliates, as an arranger of the Commitments and as administrative agent for the Lenders hereunder, together with any of its successors pursuant to Article VIII.

            "Administrative Questionnaire" means, with respect to each Lender, an Administrative Questionnaire in a form supplied by the Administrative Agent.

            "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, that two or more Persons shall not be deemed Affiliates because an individual is a director and/or officer of each such Person.

            "Agents" means the Co-Syndication Agents, the Co-Documentation Agents and the Administrative Agent.

            "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

            "Amendment Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is [June 30], 2004.

            "America Online" means America Online, Inc., a Delaware corporation.

            "Applicable Percentage" means, with respect to any Lender, the percentage of the sum total of the Commitments which is represented by such Lender's Commitment. If all the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

            "Applicable Rate" means, for any day, with respect to the Facility Fee payable hereunder the applicable rate per annum set forth below expressed in Basis Points under the caption "Facility Fee Rate" based upon the senior unsecured long-term debt credit rating assigned by Moody's and S&P, respectively, applicable on such date to Time Warner, and with respect to any Loan (other than an ABR Loan), the applicable rate per annum set forth below expressed in Basis Points under the caption "Loan (other than ABR Loans) Spread" based upon the senior unsecured long-term debt credit rating (or an equivalent thereof) (in each case, a "Rating") assigned by Moody's and S&P, respectively, applicable on such date to Time Warner:

                         LOAN (OTHER
                          THAN ABR
    RATINGS                LOANS)                    FACILITY FEE
 S&P / MOODY'S             SPREAD                        RATE
 -------------             ------                        ----
 Category A
   A / A2                    22.0                        8.0

 Category B
   A- / A3                   28.5                        9.0

 Category C
 BBB+ / Baa1                 39.0                       11.0

 Category D
 BBB / Baa2                  50.0                       12.5

 Category E
 BBB- / Baa3                 57.5                       17.5

 Category F
Lower than BBB- /Baa3        62.5                       25.0

            For purposes of determining the Applicable Rate, (a) if either Moody's or S&P shall not have in effect a relevant Rating (other than by reason of the circumstances referred to in clause (c) of this definition), then the Rating assigned by the other rating agency shall be used; (b) if the relevant Ratings assigned by Moody's and S&P shall fall within different Categories, the Applicable Rate shall be based on the higher of the two Ratings unless one of the two Ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; (c) if either rating agency shall cease to assign a relevant Rating solely because Time Warner elects not to participate or otherwise cooperate in the ratings process of such rating agency, the Applicable Rate shall not be less than that in effect immediately before such rating agency's Rating for Time Warner became unavailable; and (d) if the relevant Ratings assigned by Moody's or S&P shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, Time Warner and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency, and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

            "Arrangers" means J.P. Morgan Securities Inc. and Banc of America Securities LLC.

            "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A.

            "Availability Period" means the period from and including the Amendment Effective Date to but excluding the Commitment Termination Date.

            "Basis Point" means 1/100th of 1%.

            "Base Rate" means (a) with respect to Dollar denominated Loans, the Alternative Base Rate, (b) with respect to Pound Sterling denominated Loans, the Pound Sterling Overnight Rate or Pound Sterling Quoted Rate, and (c) with respect to Euro denominated Loans, the Euro Overnight Rate or Euro Quoted Rate.

            "Board" means the Board of Governors of the Federal Reserve System of the United States.

            "Borrower" means each of Time Warner and TWFI.

            "Borrowing" means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans or TIBOR Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

            "Borrowing Request" means a request by a Borrower for a Borrowing in accordance with Section 2.03.

            "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurocurrency Loan or a Base Rate Loan (other than an ABR Loan), the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, (b) when used in connection with any Loan denominated in Euro, the term "Business Day" shall also exclude any day on which the TARGET payment system is not open for the settlement of payment in Euro and (c) when used in connection with any Loan denominated in Yen, the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in Yen in the interbank market in Tokyo.

            "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

            "Capital Stock" means, with respect to any Person, any and all shares, partnership interests or other equivalents (however designated and whether voting or non-voting) of such Person's equity, whether outstanding on the date hereof or hereafter issued, and any and all equivalent ownership interests in a Person (other than a corporation) and any and all rights, warrants or options to purchase or acquire or exchangeable for or convertible into such shares, partnership interests or other equivalents.

            "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) that (i) have maturities of not more than six months from the date of acquisition thereof or (ii) are subject to a repurchase agreement with an institution described in clause (b)(i) or (ii) below exercisable within six months from the date of acquisition thereof, (b) U.S. Dollar-denominated and Eurocurrency time deposits, certificates of deposit and bankers' acceptances of
(i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof, from Moody's is at least P-2 or the equivalent thereof or from Fitch is at least F-2 or the equivalent thereof (any such bank, an "Approved Lender"), in each case with maturities of not more than six months from the date of acquisition thereof, (c) commercial paper and variable and fixed rate notes issued by any Lender or Approved Lender or by the parent company of any Lender or Approved Lender and commercial paper, auction rate notes and variable rate notes issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's or at least F-2 or the equivalent thereof by Fitch, and in each case maturing within six months after the date of acquisition thereof, (d) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition, (f) tax-exempt commercial paper of U.S. municipal, state or local governments rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's or at least F-2 or the equivalent thereof by Fitch and maturing within six months after the date of acquisition thereof,
(g) shares of money market mutual or similar funds sponsored by any registered broker dealer or mutual fund distributor, (h) repurchase obligations entered into with any bank meeting the qualifications of clause (b) above or any registered broker dealer whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody's is at least P-2 or the equivalent thereof or from Fitch is at least F-2 or the equivalent thereof, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government or residential whole loan mortgages, and (i) demand deposit accounts maintained in the ordinary course of business.

            "Change in Control" means either (a) a Person or "group" (within the meaning of Section 13(d) and 14(d) of the Exchange Act) acquiring or having beneficial ownership (it being understood that a tender of shares or other equity interests shall not be deemed acquired or giving beneficial ownership until such shares or other equity interests shall have been accepted for payment) of securities (or options to purchase securities) having a majority or more of the ordinary voting power of Time Warner (including options to acquire such voting power) or (b) persons who are directors of Time Warner as of the date hereof or persons designated or approved by such directors ceasing to constitute a majority of the board of directors of Time Warner.

            "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive of any Governmental Authority made or issued after the date of this Agreement.

            "Co-Documentation Agents" has the meaning set forth in the preamble hereto.

            "Co-Syndication Agents" has the meaning set forth in the preamble hereto.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans, to acquire participations in Yen Loans and/or to acquire participations in Swingline Loans and Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 or Section 2.18 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender's Commitment as of the Amendment Effective Date is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.

            "Commitment Termination Date" means the earlier of (a) the fifth anniversary of the Amendment Effective Date; provided that if such day is not a Business Day, then the immediately preceding Business Day and (b) the date on which the Commitments shall terminate in their entirety in accordance with the provisions of this Agreement.

            "Commitment Utilization Percentage" means on any day the percentage equivalent to a fraction (a) the numerator of which is the sum of the aggregate outstanding Revolving Credit Exposures of the Lenders then in effect, and (b) the denominator of which is the sum of the aggregate amount of the Commitments of the Lenders then in effect.

            "Companies" means each of the Credit Parties and their respective Restricted Subsidiaries, collectively; and "Company" means any of them.

            "Conduit Lender" means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of Time Warner (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.14, 2.15, 2.16 or 9.03 than the designating Lender would have been entitled to receive in respect of the Loans made by such Conduit Lender or (b) be deemed to have any Commitment. The making of a Loan by a Conduit Lender hereunder shall utilize the Commitment of a designating Lender to the same extent, and as if, such Loan were made by such designating Lender.

            "Consolidated EBITDA" means, for any period, Consolidated Net Income of Time Warner and the Restricted Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income of Time Warner and the Restricted Subsidiaries for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense (excluding amortization of film inventory that does not constitute amortization of purchase price amortization), (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs (excluding amortization of film inventory that does not constitute amortization of purchase price amortization), (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), and (f) minority interest expense in respect of preferred stock of Subsidiaries of Time Warner, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income and (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), all as determined on a consolidated basis.

            "Consolidated Interest Coverage Ratio" means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

            "Consolidated Interest Expense" means, for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of Time Warner and the Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of Time Warner and the Restricted Subsidiaries (other than the amount amortized during such period in respect of all fees paid in connection with the incurrence of such Indebtedness), such expense to be determined on a consolidated basis in accordance with GAAP.

            "Consolidated Leverage Ratio" means, as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

            "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of Time Warner and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Time Warner or is merged into or consolidated with Time Warner or any of its Subsidiaries or that such other Person's assets are acquired by Time Warner or any of its Subsidiaries,
(b) the income (or deficit) of any Person (other than a Restricted Subsidiary) in which Time Warner or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Time Warner or its Restricted Subsidiaries in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Time Warner to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of its charter or any agreement or instrument (other than any Credit Document), judgment, decree, order, statute, rule, governmental regulation or other requirement of law applicable to such Subsidiary; provided that the income of any Subsidiary of Time Warner shall not be excluded by reason of this clause (c) so long as such Subsidiary guarantees the Obligations.

            "Consolidated Total Assets" means at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of Time Warner and its Subsidiaries under total assets at such date; provided that such amounts shall be calculated in accordance with Section 1.04.

            "Consolidated Total Debt" means, at any date, the aggregate principal amount of Indebtedness of Time Warner and the Restricted Subsidiaries minus (a) the aggregate principal amount of any such Indebtedness that is payable either by its terms or at the election of the obligor in equity securities of Time Warner or the proceeds of options in respect of such equity securities, (b) the aggregate amount of any Stock Option Loans, (c) the aggregate principal amount of Film Financings and (d) the aggregate amount of cash and Cash Equivalents held by Time Warner or any of the Restricted Subsidiaries in excess of $200,000,000, all determined on a consolidated basis in accordance with GAAP.

            "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

            "Copyright Liens" means any Liens granted by any Borrower or any of its Subsidiaries on copyrights relating to movies or other programming, which movies or other programming are subject to one or more contracts entitling such Borrower or such Subsidiary to future payments in respect of such movies or other programming and which contractual rights to future payments are to be transferred by such Borrower or Subsidiary to a special purpose Subsidiary of such Borrower or Subsidiary organized for the purpose of monetizing such rights to future payments, provided that such Liens (a) are granted directly or indirectly for the benefit of the special purpose Subsidiary and/or the Persons who purchase such contractual rights to future payments from such special purpose Subsidiary and (b) extend only to the copyrights for the movies or other programming subject to such contracts for the purpose of permitting the completion, distribution and exhibition of such movies or other programming.

            "Credit Documents" means this Agreement, the Guarantee and each Note.

            "Credit Parties" means the Borrowers and the Guarantors; and "Credit Party" means any of them.

            "Currency" means Dollars or any Optional Currency.

            "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

            "Defaulting Lender" means any Lender which fails to make any Loan or issue any Letter of Credit required to be made or issued by it in accordance with the terms and conditions of this Agreement.

            "Dollar Equivalent" means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to an amount denominated in any Optional Currency, the equivalent in Dollars of such amount determined by the Administrative Agent in accordance with normal banking industry practice using the Exchange Rate on the date of determination of such equivalent. In making any determination of the Dollar Equivalent (for purposes of calculating the amount of Loans to be borrowed from the respective Lenders on any date or for any other purpose), the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which the applicable Borrower delivers a Borrowing Request (which, in accordance with Section 2.03, may be telephonic) for Loans or on such other date upon which a Dollar Equivalent is required to be determined pursuant to the provisions of this Agreement. As appropriate, amounts specified herein as amounts in Dollars shall be or include any relevant Dollar Equivalent amount.

            "Dollars" or "$" refers to lawful money of the United States.

            "EMU" means the Economic and Monetary Union as contemplated in the Treaty.

            "EMU Legislation" means the legislative measures of the European Council (including without limitation the European Council regulations) for the introduction of, changeover to or operation of the Euro in one or more member states.

            "Environmental Law" means all applicable and binding laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

            "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) a violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "ERISA Affiliate" means, with respect to any Borrower, any trade or business (whether or not incorporated) that, together with such Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

            "ERISA Event" means (a) any "reportable event," as defined in
Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or in Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Credit Party or any of its ERISA Affiliates of any unfunded liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or a Plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by any Credit Party or any ERISA Affiliate of any notice concerning the imposition on such entity of Withdrawal Liability or a determination that a Multiemployer Plan with respect to which such entity is obligated to contribute or is otherwise liable is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the occurrence, with respect to a Plan or a Multiemployer Plan, of a nonexempt "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to a Credit Party.

            "Euro" and "E" means the single currency of Participating Member States introduced in accordance with the provision of Article 123 of the Treaty and, in respect of all payments to be made under this Agreement in Euro, means immediately available, freely transferable funds in such currency.

            "Eurocurrency" when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

            "Euro Overnight Rate" means, for any day, the sum of (a) the average of the rates per annum quoted at approximately 11:00 a.m., London time, to leading banks in the European interbank market by the Reference Banks for the offering of overnight deposits in Euro plus (b) the Applicable Rate. The Administrative Agent shall determine the Euro Overnight Rate by obtaining quotes from the Reference Banks, and if any such Reference Bank fails to timely provide such quote for any day, then the Euro Overnight Rate for such day shall be determined by the average based on the quotes from the Reference Banks that provided quotes on that day.

            "Euro Quoted Rate" means, for any day for any Swingline Loan, the rate per annum quoted by the Swingline Lender to the applicable Borrower in response to a Borrowing Request for a Swingline Borrowing as its overnight offer rate in effect for such Swingline Loan at its principal office in London, plus the Applicable Rate.

            "Event of Default" has the meaning assigned to such term in Article VII.

            "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

            "Exchange Rate" means, with respect to any Optional Currency on a particular date, the rate at which such Optional Currency may be exchanged into Dollars, as set forth at 11:00 a.m. London time on such date on the applicable Reuters Screen page with respect to such Optional Currency. In the event that such rate does not appear on the applicable Reuters currency page, the Exchange Rate with respect to such Optional Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and Time Warner or, in the absence of such agreement, such Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent in the London interbank or other market where its foreign currency exchange operations in respect of such Optional Currency are then being conducted, at or about 11:00 a.m., London time, at such date for the purchase of Dollars with such Optional Currency, for delivery two Business Days later; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

            "Excluded Taxes" means, with respect to the Administrative Agent, the Issuing Bank, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Time Warner under Section 2.18(b)), any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office or (ii) is attributable to such Foreign Lender's failure or inability to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of such designation of a new lending office or assignment, to receive additional amounts from such Credit Party with respect to such withholding tax pursuant to Section 2.16(a) and (d) in the case of a Lender that is a U.S. Person, any withholding tax that is attributable to the Lender's failure to comply with Section 2.16(f).

            "Existing Five-Year Credit Agreement" has the meaning assigned to such term in the recitals to this Agreement.

            "Existing 364-Day Credit Agreement" means (a) the 364-Day Credit Agreement, dated as of July 7, 2003, among Time Warner, TWFI, the lenders referred to therein, Bank of America, N.A. and Citibank, N.A., as co-syndication agents, ABN AMRO Bank N.V. and BNP Paribas, as co-documentation agents and JPMorgan Chase Bank, as administrative agent.

            "Facility Fee" has the meaning assigned to such term in Section 2.11(a).

            "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next Basis Point) of the rates on overnight Federal funds transactions with members of the United States Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next Basis Point) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

            "Film Financing" means, without duplication, monetary obligations arising out of transactions in which so-called tax-based financing groups or other third-party investors provide financing for the acquisition, production or distribution of motion pictures, television programs, sound recordings or books or rights with respect thereto in exchange, in part, for certain tax or other benefits which are derived from such motion pictures, television programs, sound recordings, books or rights; provided that no such monetary obligations shall have, directly or indirectly, recourse (including by way of setoff) to any Borrower or any Restricted Subsidiary or any of its assets other than to the profits or distribution rights related to such motion pictures, television programs, sound recordings, books or rights and other than to a Subsidiary of Warner Communications Inc. or TBS substantially all of the assets of which consist of the motion pictures, television programs, sound recordings, books or rights which are the subject of such transaction and related cash and Cash Equivalents.

            "Financial Officer" means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

            "Fitch" means Fitch, Inc.

            "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the applicable Borrower is located. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

            "Franchise" means, with respect to any Person, a franchise, license, authorization or right to construct, own, operate, manage, promote, extend or otherwise utilize any cable television distribution system operated or to be operated by such Person or any of its Subsidiaries granted by any Governmental Authority, but shall not include any such franchise, license, authorization or right that is incidentally required for the purpose of installing, constructing or extending a cable television system.

            "GAAP" means generally accepted accounting principles in the United States.

            "Governmental Authority" means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

            "Guarantee" means a guarantee by the Guarantors, substantially in the form of Exhibit B.

            "Guarantee Obligations" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee Obligations shall not include endorsements for collection or deposit in the ordinary course of business.

            "Guarantors" means (a) with respect to the Obligations of Time Warner, (i) directly, America Online and Historic TW, (ii) indirectly, TBS and TWCI who shall guarantee the guarantee obligations of Historic TW and (iii) any other Person that becomes and remains a party to the Guarantee after the Amendment Effective Date, and (b) with respect to the Obligations of TWFI, Time Warner and the Guarantors listed in clause (a) above.

            "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

            "Historic TW" means, Historic TW Inc. (f/k/a Time Warner Inc.) a Delaware Corporation.

            "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (but not including operating leases), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and payment obligations of such Person pursuant to agreements entered into in the ordinary course of business, which payment obligations are contingent on another Person's satisfactory provision of services or products), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Copyright Liens or Liens on interests or Investments in Unrestricted Subsidiaries) on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (but only to the extent of the lesser of the fair market value of the property subject to such Lien and the amount of such Indebtedness), (g) all Guarantee Obligations of such Person with respect to Indebtedness of others (except to the extent that such Guarantee Obligation guarantees Indebtedness of a Restricted Subsidiary), (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (but only to the extent of all drafts drawn thereunder) and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. Notwithstanding the foregoing, Indebtedness shall not include (i) any obligation of such Person to guarantee performance of, or enter into indemnification agreements with respect to, obligations, entered into in the ordinary course of business, under any and all Franchises, leases, performance bonds, franchise bonds and obligations to reimburse drawings under letters of credit issued in lieu of performance or franchise bonds, (ii) completion bonds or guarantees or indemnities of a similar nature issued in the ordinary course of business in connection with the production of motion pictures and video and television programming or (iii) obligations to make Tax Distributions. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other contractual relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

            "Indemnified Taxes" means Taxes other than Excluded Taxes.

            "Interest Election Request" means a request by a Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

            "Interest Payment Date" means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan or TIBOR Loan, as the case may be, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing or TIBOR Borrowing, as the case may be, with an Interest Period of more than three months' duration, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

            "Interest Period" means with respect to any Eurocurrency Borrowing or TIBOR Borrowing, as the case may be, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is (a) one, two, three or six months (or, with the consent of each Lender, a shorter period or nine or twelve months if available from all Lenders) thereafter, as the applicable Borrower may elect or (b) one month thereafter, if the applicable Borrower has made no election, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to such a Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

            "Investment" by any Person means any direct or indirect (a) loan, advance or other extension of credit or contribution to any other Person (by means of transfer of cash or other property to others, payments for property or services for the account or use of others, mergers or otherwise), (b) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities (including any option, warrant or other right to acquire any of the foregoing) or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness), (c) purchase or acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit and (d) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. Investments shall exclude extension of trade credit and advances to customers and suppliers to the extent made in the ordinary course of business and in accordance with customary industry practice.

            "Issuing Bank" means JPMorgan Chase Bank or any Lender or Affiliate of any Lender designated by Time Warner that agrees to be an Issuing Bank hereunder and any other bank reasonably acceptable to the Required Lenders and designated as an Issuing Bank by Time Warner, in its capacity as an issuer of Letters of Credit hereunder; provided that TWFI shall only be entitled to request an Issuing Bank that is a bank or credit institution licensed in a member state of the European Communities to issue a Letter of Credit hereunder. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Any Issuing Bank shall become a party to this Agreement by execution and delivery of a supplemental signature page to this Agreement. Initially, JPMorgan Chase Bank, BNP Paribas, Bank of America, N.A. ABN AMRO Bank N.V. and Citibank, N.A. shall be the Issuing Banks.

            "LC Disbursement" means a payment made by the Issuing Bank pursuant to a drawing made on any Letter of Credit.

            "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of any Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

            "L/C Sublimit" means $500,000,000.

            "Lender Affiliate" means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

            "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

            "Letter of Credit" means any letter of credit issued pursuant to
Section 2.05 of this Agreement.

            "LIBO Rate" means, (a) with respect to any Eurocurrency Borrowing denominated in Pounds or Dollars for any Interest Period, the rate appearing on Page 3740 or Page 3750, as the case may be, of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Pound or Dollar deposits (as applicable) in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or, in the case of Pounds, on the first day of such Interest Period), as the rate for Pound or Dollar deposits, as applicable, with a maturity comparable to such Interest Period and (b) with respect to any Eurocurrency Borrowing denominated in Euro for any Interest Period, the rate appearing on Page 248 of the Telerate Service (it being understood that this rate is the Euro interbank offered rate (known as the "EURIBOR Rate") sponsored by the Banking Federation of the European Union (known as the "FBE") and the Financial Markets Association (known as the "ACI")) at approximately 10:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate per annum (rounded upwards, if necessary, to the next Basis Point) equal to the arithmetic average of the rates at which deposits in Dollars or the applicable Optional Currency approximately equal in principal amount to the Dollar Equivalent of $5,000,000 and for a maturity comparable to such Interest Period are offered with respect to any Eurocurrency Borrowing to the principal London offices of the Reference Banks (or, if any Reference Bank does not at the time maintain a London office, the principal London office of any Affiliate of such Reference Bank) in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or, in the case of Pounds, on the first day of such Interest Period) and; provided, however, that, if only two Reference Banks notify the Administrative Agent of the rates offered to such Reference Banks (or any Affiliates of such Reference Banks) as aforesaid, the LIBO Rate with respect to such Eurocurrency Borrowing shall be equal to the arithmetic average of the rates so offered to such Reference Banks (or any such Affiliates).

            "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in (including sales of accounts), on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing, but excluding any operating leases) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

            "Loans" means the loans (including Swingline Loans) made by the Lenders to any Borrower pursuant to this Agreement.

            "Local Time" means, for payments and disbursements (a) in respect of Dollars, New York time, (b) in respect of Euros or Pounds, London time and (c) in respect of Yen, Tokyo time.

            "Mandatory Cost" means, with respect to any Lender, the cost imputed to such Lender of compliance with the requirements of the Bank of England or the Financial Services Authority during the relevant Interest Period, determined in accordance with Schedule 1.01.

            "Material Adverse Effect" means a material adverse effect on (a) the financial condition, business, results of operations, properties or liabilities of Time Warner and the Restricted Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform any of its material obligations to the Lenders under any Credit Document to which it is or will be a party or (c) the rights of or benefits available to the Lenders under any Credit Document.

            "Material Indebtedness" means Indebtedness (other than the Loans and Letters of Credit), of any one or more of Time Warner and the Restricted Subsidiaries in an aggregate principal amount exceeding $200,000,000.

            "Material Subsidiary" means, at any date, each Subsidiary of Time Warner which, either alone or together with the Subsidiaries of such Subsidiary, meets any of the following conditions:

            (a) as of the last day of Time Warner's most recently ended fiscal quarter for which financial statements have been filed with the SEC the investments of Time Warner and its Subsidiaries in, or their proportionate share (based on their equity interests) of the book value of the total assets (after intercompany eliminations) of, the Subsidiary in question exceeds 10% of the book value of the total assets of Time Warner and its consolidated Subsidiaries;

            (b) for the period of four consecutive fiscal quarters ended on the last day of Time Warner's most recently ended fiscal quarter for which financial statements have been filed with the SEC, the equity of Time Warner and its Subsidiaries in the revenues from continuing operations of the Subsidiary in question exceeds 10% of the revenues from continuing operations of Time Warner and its consolidated Subsidiaries; or

            (c) for the period of four consecutive fiscal quarters ended on the last day of Time Warner's most recently ended fiscal quarter for which financial statements have been filed with the SEC, the equity of Time Warner and its Subsidiaries in the Consolidated EBITDA of the Subsidiary in question exceeds 10% of the Consolidated EBITDA of Time Warner.

            "Maturity Date" means the fifth anniversary of the Amendment Effective Date.

            "Moody's" means Moody's Investors Service, Inc.

            "Multiemployer Plan" means a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

            "National Currency Unit" means the unit of currency (other than the Euro) of a Participating Member State.

            "Note" means any promissory note evidencing Loans issued pursuant to
Section 2.09(e).

            "Obligations" has the meaning assigned to such term in the Guarantee.

            "Officer's Certificate" means, a certificate executed by the Chief Financial Officer, the Treasurer or the Controller of Time Warner or such other officer of Time Warner reasonably acceptable to the Administrative Agent and designated as such in writing to the Administrative Agent by Time Warner.

            "Optional Currency" means, at any time, Pounds, Euros and Yen, so long as such currency is freely traded and convertible into Dollars in the United States market and a Dollar Equivalent thereof can be calculated.

            "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

            "Participating Member State" means a member of the European Communities that adopts or has adopted the Euro as its currency in accordance with EMU Legislation.

            "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity thereto.

            "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

            "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

            "Pounds" or "L" or "Pound Sterling" refer to lawful money of the United Kingdom.

            "Pound Sterling Overnight Rate" means, for any day, a rate per annum equal to the rate on overnight Pound Sterling deposits in the London interbank market as such rates are quoted on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Pound Sterling deposits in the London interbank market), plus the Mandatory Cost, plus the Applicable Rate.

            "Pound Sterling Quoted Rate" means, for any day for any Swingline Loan, a rate per annum quoted by the Swingline Lender to the applicable Borrower in response to a Borrowing Request for a Swingline Borrowing as its overnight offer rate in effect for such Swingline Loan at its principal office in London, plus the Mandatory Cost, plus the Applicable Rate.

            "Prime Rate" means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

            "Rating" has the meaning assigned to such term in the definition of "Applicable Rate".

            "Reference Banks" means JPMorgan Chase Bank, Bank of America, N.A. and Citibank, N.A. and their respective Affiliates.

            "Register" has the meaning set forth in Section 9.04(c).

            "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

            "Required Lenders" means, at any time, Lenders having Commitments representing more than 50% of the sum total of the Commitments at such time, or after the Commitment Termination Date, Lenders having Revolving Credit Exposures representing more than 50% of the sum of the total Revolving Credit Exposures at such time.

            "Responsible Officer" means, any of the Chief Executive Officer, Chief Legal Officer, Chief Financial Officer, Treasurer or Controller (or any equivalent of the foregoing officers) of Time Warner.

            "Restricted Payment" means, as to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock or other equity interests of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock or other equity interests of such Person or any option, warrant or other right to acquire any such shares of capital stock or other equity interests of such Person.

            "Restricted Subsidiaries" means, as of any date, all Subsidiaries of Time Warner that have not been designated as Unrestricted Subsidiaries by Time Warner pursuant to Section 6.08 or have been so designated as Unrestricted Subsidiaries by Time Warner but prior to such date have been (or have been deemed to be) re-designated by Time Warner as Restricted Subsidiaries pursuant to Section 6.08.

            "Revolving Borrowing" means a Borrowing of Revolving Loans.

            "Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans, its Yen Exposure, its LC Exposure and its Swingline Exposure at such time.

            "Revolving Loan" means a Loan made pursuant to Section 2.03.

            "S&P" means Standard & Poor's Rating Services.

            "SEC" means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

            "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

            "Stock Option Loans" means (a) borrowings under that certain Credit Agreement dated as of March 13, 1998, as amended, among Historic TW, The Chase Manhattan Bank, as administrative agent thereunder, and the lenders party thereto; provided the lenders thereunder shall not have the benefit of any Lien other than on the Capital Stock of Time Warner and proceeds therefrom or (b) borrowings under substantially similar facilities.

            "Subsequent Participant" means any member state that adopts the Euro as its lawful currency after the date hereof.

            "Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held. Unless otherwise qualified, all references to a "Subsidiary" or "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Time Warner.

            "Swingline Borrowing" means a Borrowing of Swingline Loans.

            "Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

            "Swingline Lender" means JPMorgan Chase Bank (or any other Lender selected by Time Warner with such Lender's consent), in its capacity as lender of Swingline Loans hereunder.

            "Swingline Loan" means a Loan made pursuant to Section 2.04.

            "Tax Distribution" means, with respect to any period, distributions made to any Person by a Subsidiary of such Person on or with respect to income and other taxes, which distributions are not in excess of the tax liabilities that, (i) in the case of a Subsidiary that is a corporation, would have been payable by such Subsidiary on a standalone basis, and (ii) in the case of a Subsidiary that is a partnership, would have been distributed by such Subsidiary to its owners with respect to taxes, and in each case which are calculated in accordance with, and made no earlier than 10 days prior to the date required by, the terms of the applicable organizational document which requires such distribution.

            "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

            "TBS" means Turner Broadcasting System, Inc., a Georgia corporation.

            "TIBOR" means, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the TIBOR Rate.

            "TIBOR Rate" means, with respect to any TIBOR Borrowing for any Interest Period, the rate per annum appearing on the TIBM Page under the caption "Average of 10

Banks" of Reuters (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Yen deposits in the Tokyo interbank market) at approximately 11:00 a.m., Tokyo time, two Business Days prior to the commencement of such Interest Period, as the rate applicable to deposits in Yen with a maturity comparable to such Interest Period, plus any costs incurred by making or funding such TIBOR Borrowing hereunder, if such costs result directly from any applicable banking law or regulation or from any applicable requirement or directive of any Governmental Authority, including the imposition of any reserve requirement.

            "Time Warner" has the meaning assigned to such term in the preamble to this Agreement.

            "Time Warner Cable" means Time Warner Cable Inc., a Delaware corporation.

            "Transactions" means (a) the execution, delivery and performance by
(i) each of the Borrowers of this Agreement and (ii) each of the Guarantors of the Guarantee, and (b) the borrowing of Loans.

            "Treaty" means the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1987, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993), the Amsterdam Treaty (which was signed at Amsterdam on October 2, 1997 and came into force on May 1, 1999) and the Nice Treaty (which was signed on February 26, 2001), each as amended from time to time and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the Euro in one or more member states.

            "TWCI" means Time Warner Companies, Inc., a Delaware corporation.

            "TWFI" has the meaning assigned to such term in the preamble hereto.

            "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, the Pound Sterling Overnight Rate, the Pound Sterling Quoted Rate, the Euro Overnight Rate, the Euro Quoted Rate or the TIBOR Rate.

            "United States" means the United States of America.

            "U.S. Person" means a person who is a citizen or resident of the United States and any corporation or other entity created or organized in or under the laws of the United States.

            "Unrestricted Subsidiary" means, as of any time, all Subsidiaries of Time Warner that have been designated as Unrestricted Subsidiaries by Time Warner pursuant to Section 6.08.

            "Utilization Fee" has the meaning assigned to such term in Section 2.11(b).

            "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

            "Yen" and "Y" refer to lawful money of Japan.

            "Yen Commitment" means, with respect to each Yen Fronting Lender, the commitment of such Yen Fronting Lender to make Yen Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 or
Section 2.18 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Yen Fronting Lender's Yen Commitment as of the Amendment Effective Date is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Yen Commitment, as applicable.

            "Yen Exposure" means, at any time, the aggregate principal amount of all Yen Loans outstanding at such time. The Yen Exposure of any Lender at any time shall be its Applicable Percentage of the total Yen Exposure at such time.

            "Yen Fronting Lenders" means JPMorgan Chase Bank, Bank of America, N.A., Citibank, N.A., BNP Paribas and ABN AMRO Bank N.V., in their capacity as Lenders of Yen Loans hereunder.

            "Yen Loans" means a Loan denominated in Yen.

            "Yen Sublimit" means $500,000,000.

            SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a "Eurocurrency Loan"). Borrowings also may be classified and referred to by Type (e.g., a "Eurocurrency Borrowing").

            SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words, "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),
(b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall, except where the context dictates otherwise, be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

            SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Time Warner notifies the Administrative Agent that Time Warner requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Time Warner that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                                   ARTICLE II

                                   THE CREDITS

            SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to each Borrower in Dollars or any Optional Currency other than Yen from time to time during the Availability Period so long as, after giving effect thereto, (i) such Lender's Revolving Credit Exposure will not exceed such Lender's Commitment, and (ii) the sum of the total Revolving Credit Exposures will not exceed the sum total of the Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Revolving Loans. The Revolving Loans made in Dollars may from time to time be Eurocurrency Loans or Alternate Base Rate Loans; the Revolving Loans made in Pounds may from time to time be Eurocurrency Loans or Pound Sterling Overnight Rate Loans; and the Revolving Loans made in Euros may from time to time be Eurocurrency Loans or Euro Overnight Rate Loans, in each case as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.03 and 2.07.

            (b) (i) Subject to the terms and conditions set forth herein, the Yen Fronting Lenders agree to make Yen Loans, ratably in accordance with their Yen Commitments, to each Borrower from time to time during the Availability Period so long as, after giving effect thereto, (A) the aggregate principal amount of outstanding Yen Loans will not exceed the Yen Sublimit, (B) the sum of the total Revolving Credit Exposures will not exceed the sum total of the Commitments, (C) such Yen Fronting Lender's Revolving Credit Exposure will not exceed such Yen Fronting Lender's Commitment and (D) the aggregate principal amount of the outstanding Yen Loans made by any Yen Fronting Lender will not exceed such Yen Fronting Lender's Yen Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Yen Loans.

            (ii) If any Event of Default shall occur and be continuing, any Yen Fronting Lender may by written notice to the Administrative Agent not later than 11:00 am, New York time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Yen Loans outstanding. Such notice shall specify the aggregate amount of Yen Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender's Applicable Percentage of the Dollar Equivalent Amount of such Yen Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Yen Fronting Lender, such Lender's Applicable Percentage of such Yen Loan or Loans in Dollars. Each Lender acknowledges and agrees that its obligation to acquire participations in Yen Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section
2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Yen Fronting Lenders pro rata according to their Yen Exposures the amounts so received by it from the Lenders. The Administrative Agent shall notify the applicable Borrower of any participations in any Yen Loan to it acquired pursuant to this paragraph. Any amounts received by the Administrative Agent from the applicable Borrower (or other party on behalf of the applicable Borrower) in respect of such Loan after receipt by the Yen Fronting Lender of the proceeds of a sale of participations therein shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Yen Fronting Lenders, pro rata as their interests may appear. The purchase of participations in a Yen Loan pursuant to this paragraph shall not relieve the applicable Borrower of its obligations in respect of the payment thereof. From and after such purchase, (A) the outstanding Yen Loans in which the Lenders have purchased such participations shall be deemed to have been converted into Alternate Base Rate Loans denominated in Dollars (with such conversion constituting, for purposes of Section 2.15, a prepayment of such Yen Loans before the last day of the Interest Period with respect thereto) and (B) all amounts from time to time accruing, and all amounts from time to time payable, on account of such Loans (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be payable in Dollars as if such Loan had originally been made in Dollars. Notwithstanding the foregoing, a Lender shall not have any obligation to acquire a participation in a Yen Loan pursuant to this paragraph if an Event of Default shall have occurred and be continuing at the time such Yen Loan was made and such Lender shall have notified the Yen Fronting Lenders in writing, at least one Business Day prior to the time such Yen Loan was made, that such Event of Default has occurred and that such Lender will not acquire participations in Yen Loans made while such Event of Default is continuing.

            SECTION 2.02. Loans and Borrowings. (a) Each Borrowing of Revolving Loans (other than Yen Loans) shall consist of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. Each Yen Loan shall be made as part of a Borrowing consisting of Yen Loans made by the Yen Fronting Lenders ratably in accordance with their respective Yen Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Yen Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

            (b) Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of Base Rate Loans, Eurocurrency Loans or TIBOR Loans as the applicable Borrower may request in accordance herewith. Each Swingline Loan shall be, if denominated in Dollars, an ABR Loan, if denominated in Pounds Sterling, a Pound Sterling Overnight Rate Loan or a Pound Sterling Quoted Rate Loan, or if denominated in Euros, a Euro Overnight Rate Loan or a Euro Quoted Rate Loan, at the option of the applicable Borrower. Each Lender at its option may make any Eurocurrency Loan or TIBOR Loan, as applicable, by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall (i) subject to following clause (ii), not affect the obligation of the Borrower thereof to repay such Loan in accordance with the terms of this Agreement and (ii) not create any additional liability of the Borrowers in respect of Sections 2.14 or 2.16.

            (c) At the commencement of each Interest Period for any Eurocurrency or TIBOR Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of 1,000,000 units of the relevant Currency and not less than an amount which is the Dollar Equivalent to $20,000,000. At the time that any Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of 1,000,000 units and not less than an amount which is the Dollar Equivalent to $20,000,000; provided that any Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the sum total of the Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of 1,000,000 units and not less than $5,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 20 Eurocurrency Revolving Borrowings outstanding nor more than five TIBOR Borrowings outstanding.

            (d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request or elect any Interest Period in respect of any Borrowing that would end after the Maturity Date.

            SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, a Borrower shall notify the Administrative Agent of such request by telephone in accordance with Schedule 2.03(A); provided that no more than the Dollar Equivalent of $2,000,000,000 of Revolving Loans denominated in Euros shall be outstanding at any time as to which the Administrative Agent was notified the same day as the Revolving Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by such Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

            (a) the aggregate amount and Currency of the requested Borrowing, and, in the case of an Optional Currency Borrowing, the Dollar Equivalent of the requested Borrowing, as calculated using the Exchange Rate on the date of the request;

            (b) the date of such Borrowing, which shall be a Business Day;

            (c) whether such Borrowing is to be an ABR Borrowing, a Pound Sterling Overnight Rate Borrowing, a Euro Overnight Rate Borrowing, a Eurocurrency Borrowing or a TIBOR Borrowing;

            (d) in the case of a Eurocurrency or TIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

            (e) the location and number of the applicable Borrower's account to which funds are to be disbursed, which shall comply with the requirements of
Section 2.06.

Notwithstanding anything to the contrary above in this Section 2.03, no such notice shall alter the information set forth on Schedule 2.03(B) unless such notice shall be written. If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be deemed a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency or TIBOR Revolving Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

            SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to each Borrower from time to time during the Availability Period, so long as, after giving effect thereto, (i) the aggregate principal amount of outstanding Swingline Loans will not exceed $250,000,000, and (ii) the sum of the total Revolving Credit Exposures will not exceed the sum total of the Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Swingline Loans. Swingline Loans shall be made in Dollars, Pounds or Euros only.

            (b) To request a Swingline Loan, the applicable Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile) in accordance with Schedule 2.03(A). Each such notice shall be irrevocable and shall specify the requested currency, the requested date (which shall be a Business Day), the requested interest rate and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from a Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account (as more specifically set forth on Schedule 2.03(B), and changed from time to time only by a written notice) of the applicable Borrower with the Swingline Lender by 4:00 p.m., Local Time, on the requested date of such Swingline Loan.

            (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 am, Local Time on any Business Day, on one Business Day's notice to the Lenders, require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline

Lender the amounts so received by it from the Lenders, whereafter such Swingline Loan shall be deemed converted to a Base Rate Revolving Loan to the extent of such amounts for all purposes of this Agreement. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan to it acquired pursuant to this paragraph. Any amounts received by the Administrative Agent from the applicable Borrower (or other party on behalf of the applicable Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, pro rata as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any of its obligations in respect of the payment thereof. Notwithstanding the foregoing, a Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to this paragraph if an Event of Default shall have occurred and be continuing at the time such Swingline Loan was made and such Lender shall have notified the Swingline Lender in writing, at least one Business Day prior to the time such Swingline Loan was made, that such Event of Default has occurred and that such Lender will not acquire participations in Swingline Loans made while such Event of Default is continuing.

            SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, a Borrower may request the issuance of one or more Letters of Credit in support of obligations of such Borrower and its Subsidiaries, in a form reasonably acceptable to such Borrower and the Issuing Bank, at any time and from time to time during the Availability Period. Each Letter of Credit shall be issued in Dollars or in an Optional Currency other than Yen. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by such Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

            (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Borrower shall deliver by hand or facsimile (or transmit by other electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank (reasonably in advance of the requested date of such issuance, amendment, renewal or extension and no later than 12:00 noon Local Time one Business Day prior to such date) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and Currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit, as the case may be. If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended on the requested date only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the L/C Sublimit, (ii) the sum of the total Revolving Credit Exposures shall not exceed the sum total of the Commitments, and (iii) the requirements of paragraph (c) of this Section shall be satisfied.

            (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the Maturity Date unless such Letter of Credit is cash collateralized in an amount equal to its face amount prior to 12:00 noon, Local Time on the Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

            (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph
(e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

            (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement in the same Currency as such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 2:00 p.m., Local Time, on the Business Day immediately following the day that such Borrower receives notice of such LC Disbursement; provided that, if such Borrower fails to reimburse the Issuing Bank on such date, the Borrower shall be deemed to have requested a Base Rate Borrowing in the principal amount and Currency of the LC Disbursement, without regard to the minimum amounts and multiples set forth in Section 2.02, but subject to the unutilized portion of the Commitments. If the Borrower elects, or is deemed, to finance amounts due under any Letter of Credit in such a manner, the Borrower's obligation to pay an amount equal to the LC Disbursement to the Issuing Bank shall be discharged and replaced by the resulting Base Rate Borrowing, and the Issuing Bank shall notify the Administrative Agent, who shall notify each Lender of the applicable LC Disbursement and corresponding Base Rate Borrowing and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Issuing Bank its Applicable Percentage of such Base Rate Borrowing, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders). Promptly following receipt of any payment from a Borrower pursuant to this paragraph, such payment shall be distributed to the Issuing Bank (and the participating Lenders as their interests may appear) or, to the extent that Lenders have made payments pursuant to this paragraph to fund any Base Rate Loan made to reimburse the Issuing Bank, to such Lenders and the Issuing Bank (and the participating Lenders as their interests may appear) pro rata as their interests may appear.

            (f) Obligations Absolute. The applicable Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower's obligations hereunder, the respective Issuing Bank's only obligation to the applicable Borrower in respect of any drawing made on any Letter of Credit being to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and appear to substantially comply on their face with the requirements of such Letter of Credit. Neither the Administrative Agent, nor any of the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to such Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by such Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by the Issuing Bank's gross negligence or willful misconduct in connection with any of the foregoing circumstances. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

            (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Lenders and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse the Issuing Bank and/or the Lenders with respect to any such LC Disbursement.

            (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans in the applicable Currency; provided that, if such LC Disbursement cannot be reimbursed with the proceeds of a Revolving Loan pursuant to Section 2.05(e) and the applicable Borrower fails to reimburse such LC Disbursement within three Business Days, then Section 2.12(g) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

            (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among Time Warner, the replaced Issuing Bank and the successor Issuing Bank. Time Warner shall notify the Administrative Agent, who will notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the applicable Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

            (j) Existing Letters of Credit. Notwithstanding anything to the contrary above in this Section 2.05, including, without limitation, the procedural requirements of clause (b) hereof, each letter of credit issued under the Existing Five-Year Credit Agreement which is outstanding on the Amendment Effective Date (including any extension thereof) shall constitute a "Letter of Credit" for all purposes of this Agreement and shall be deemed issued, including for purposes of this Section 2.05 and Section 2.11(c), on the Amendment Effective Date. Thereafter, each such Letter of Credit deemed issued pursuant to this Section 2.05(j) shall be governed by, and shall be subject to the provisions of, this Section 2.05, and Time Warner and the respective Issuing Banks with respect to such Letters of Credit deemed issued pursuant to this
Section 2.05 agree that any reimbursement agreement, credit agreement or other document (excluding such Letter of Credit itself) previously governing such Letter of Credit shall be deemed terminated and replaced with the provisions of this Section 2.05 and the other applicable terms of this Agreement (it being understood that any fees or other amounts payable to such Issuing Bank accrued prior to the Amendment Effective Date in respect of any such Letter of Credit, shall be payable to such Issuing Bank in accordance with the provisions of such prior agreement).

            SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time for the applicable Currency, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower specified on Schedule 2.03(B) or designated by the applicable Borrower in the applicable Borrowing Request.

            (b) Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Administrative Agent shall have the right to demand payment from the applicable Lender and/or the applicable Borrower and they each severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (A) in the case of Borrowings denominated in Dollars, the Alternative Base Rate, and (B) in the case of Borrowings denominated in any Optional Currency, the interest rate reasonably determined by the Administrative Agent as the rate applicable to overnight settlements between banks for the amount advanced by the Administrative Agent on behalf of such Lender or (ii) in the case of the applicable Borrower, the interest rate that would otherwise apply to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing and such payment shall absolve any obligation of the applicable Borrower in respect of any demand made under this Section in respect of such Loan.

            SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency or TIBOR Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type (but of the same currency) or to continue such Borrowing and, in the case of a Eurocurrency or TIBOR Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may be made and maintained only as Base Rate Loans.

            (b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election (as more specifically set forth in Schedule 2.03(A)). Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower.

            (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

            (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

            (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

            (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurocurrency or a TIBOR Borrowing;

            (iv) if the resulting Borrowing is a Eurocurrency or TIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurocurrency Borrowing or TIBOR Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration. All Loans denominated in Yen in each case shall be TIBOR Loans.

            (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

            (e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency or TIBOR Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be continued as a Eurocurrency or TIBOR Revolving Borrowing, as the case may be, having a one month Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency or TIBOR Borrowing and (ii) unless repaid, each Eurocurrency and TIBOR Revolving Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

            SECTION 2.08. Termination and Reduction of Commitments. The Commitments shall terminate on the Commitment Termination Date.

            (a) Time Warner may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $25,000,000 and (ii) Time Warner shall not terminate or reduce the Commitments if, after giving effect thereto and to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the total Commitments.

            (b) Time Warner shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (a) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Time Warner pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Time Warner may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Time Warner (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

            SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date, (ii) to the Administrative Agent for the account of each Yen Fronting Lender and the participating Lenders as their interests may appear the then unpaid principal amount of each Yen Loan owed by such Borrower on the Maturity Date and (iii) to the Administrative Agent the then unpaid principal amount of each Swingline Loan owed by such Borrower on the earlier of the Maturity Date and the first date after such Swingline Loan is made that a Revolving Borrowing is made by such Borrower.

            (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

            (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount and Currency of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

            (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrower to repay the Loans in accordance with the terms of this Agreement.

            (e) Any Lender may request that Loans made by it be evidenced by a Note. In such event, each Borrower shall execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the applicable Borrower. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

            SECTION 2.10. Prepayment of Loans. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

            (b) The Borrower that desires to make a prepayment shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder in accordance with Schedule 2.03(A). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to (i) a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof and (ii) a Swingline Borrowing, the Administrative Agent shall advise the Swingline Lender of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing hereunder shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

            SECTION 2.11. Fees. (a) The Borrowers agree, jointly and severally, to pay to the Administrative Agent for the account of each Lender a facility fee (a "Facility Fee") which shall accrue at the Applicable Rate on the average daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Amendment Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such Facility Fee shall continue to accrue on the average daily amount of such Lender's Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued Facility Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Maturity Date (or such earlier date after the Commitment Termination Date on which the Loans are repaid in full), commencing on the first such date to occur after the date hereof. All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

            (b) The Borrowers agree, jointly and severally, to pay to the Administrative Agent, for the account of each Lender, during the period from and including the Amendment Effective Date to but excluding the date on which the Commitments terminate and the Revolving Credit Exposures of all the Lenders are paid or extinguished in full, a utilization fee (a "Utilization Fee") which shall accrue, with respect to any day, that the Commitment Utilization Percentage is greater than 50%, at the rate of 0.10% per annum on such Lender's Revolving Credit Exposure. Accrued Utilization Fees shall be payable in arrears on the last day of March, June, September and December of each year, on the Maturity Date and on any date thereafter on which the Revolving Credit Exposures of all the Lenders are paid or extinguished in full, commencing on the first such date to occur after the date hereof. All Utilization Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

            (c) The applicable Borrower agrees to pay (i) to each Lender a letter of credit fee (a "Letter of Credit Fee") with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate for Eurocurrency Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Amendment Effective Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (a "Fronting Fee"), which shall accrue at the rate of 0.125% per annum of the face amount of each Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Amendment Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure. Letter of Credit Fees and Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Amendment Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. All Letter of Credit Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

            (d) The Borrowers agree, jointly and severally, to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between Time Warner and the Administrative Agent.

            (e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of Facility Fees, Utilization Fees, Letter of Credit Fees and Fronting Fees, to the Lenders entitled thereto or, in the case of Fronting Fees, to the Issuing Bank. Fees paid shall not be refundable under any circumstances absent manifest error in the calculation and/or payment thereof.

            SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate.

            (b) The Loans comprising each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

            (c) The Loans comprising each Pound Sterling Overnight Rate Borrowing shall bear interest at a rate per annum equal to the Pound Sterling Overnight Rate.

            (d) The Loans comprising each Euro Overnight Rate Borrowing shall bear interest at a rate per annum equal to the Euro Overnight Rate.

            (e) The Loans comprising each TIBOR Borrowing shall bear interest at a rate per annum equal to the TIBOR Rate plus the Applicable Rate.

            (f) The Loans comprising each Swingline Borrowing shall bear interest at a rate per annum equal to (i) in the case of Swingline Loans denominated in Dollars, the Alternative Base Rate, (ii) in the case of Swingline Loans denominated in Pounds, the Pound Sterling Overnight Rate or the Pound Sterling Quoted Rate, as applicable, and (iii) in the case of Swingline Loans denominated in Euros, the Euro Overnight Rate or the Euro Quoted Rate, as applicable.

            (g) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to Loans in the Base Rate of the relevant Currency as provided above.

            (h) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (g) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon the Commitment Termination Date.

            (i) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and
(ii) with respect to Loans denominated in Pounds, the interest rate thereon shall be computed on the basis of a 365-day year, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, TIBOR Rate, Adjusted LIBO Rate and LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

            SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing or TIBOR
Borrowing:

            (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining for such Interest Period the Adjusted LIBO Rate for the relevant Currency or the TIBOR Rate; or

            (b) the Administrative Agent is advised by the Required Lenders that for such Interest Period the Adjusted LIBO Rate for the relevant Currency or the TIBOR Rate will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrowers and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing or TIBOR Borrowing, as applicable, shall be ineffective and any such Borrowing referred to in such Interest Election Request shall, unless repaid by the applicable Borrower, be converted to (as of the last day of the then current Interest Period), or maintained as, a Base Rate Borrowing, as the case may be (to the extent, in the Administrative Agent's reasonable determination, it is practicable to do so), and (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing or TIBOR Revolving Borrowing, such Borrowing shall, unless otherwise rescinded by the applicable Borrower, be made as a Base Rate Loan in the applicable Currency (to the extent, in the Administrative Agent's reasonable determination, it is practicable to do so), and if the circumstances giving rise to such notice affect fewer than all Types of Borrowings, then the other Types of Borrowings shall be permitted.

            SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

            (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

            (ii) impose on any Lender or the Issuing Bank or the London interbank market or the Tokyo interbank market any other condition affecting this Agreement or Eurocurrency or TIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency or TIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs actually incurred or reduction actually suffered.

            (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of the Commitment or the Loans made by, or participation in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the applicable Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction actually suffered in respect of the Commitment or Loans made by, or participation in Letters of Credit held by, such Lender hereunder.

            (c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the applicable Borrowers and shall be conclusive absent manifest error. The applicable Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

            (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the applicable Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions unless a Lender or the Issuing Bank gives notice to the applicable Borrowers that they are obligated to pay an amount under this Section within six months after the later of (i) the date the Lender or the Issuing Bank incurs such increased costs, reduction in amounts received or receivable or reduction in return on capital or (ii) the date such Lender or the Issuing Bank has actual knowledge of its incurrence of such increased cost, reduction in amounts received or receivable or reduction in return on capital; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

            Notwithstanding any other provision of this Section 2.14, no Lender nor Issuing Bank shall demand compensation for any increased costs or reduction referred to above if it shall not be the general policy or practice of such Lender or the Issuing Bank to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any (it being understood that this sentence shall not in any way limit the discretion of any Lender or the Issuing Bank to waive the right to demand such compensation in any given case).

            SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency or TIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency or TIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.10(b) and is revoked in accordance herewith), or (d) the assignment of any Eurocurrency or TIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.18, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency or TIBOR Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit in the applicable Currency equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate or the TIBOR Rate, as applicable, for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits in the applicable Currency from other banks in the Eurocurrency market at the commencement of such period. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

            SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of each Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if such Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

            (b) Each Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable by such Borrower under this Section unless such amounts have been included in any amount paid pursuant to the proviso to Section 2.16(a)) paid by the Administrative Agent, the Issuing Bank or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Borrower by a Lender, or by the Administrative Agent or the Issuing Bank on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

            (c) If a Lender or the Administrative Agent or the Issuing Bank receives a refund in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.16, it shall within 30 days from the date of such receipt pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund, as determined by such Lender in its reasonable discretion), net of all out-of-pocket expenses of such Lender or the Administrative Agent or the Issuing Bank and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided that such Borrower, upon the request of such Lender or the Administrative Agent or the Issuing Bank, agrees to repay the amount paid over to such Borrower (plus penalties, interest or other charges) to such Lender or the Administrative Agent or the Issuing Bank in the event such Lender or the Administrative Agent or the Issuing Bank is required to repay such refund to such taxation authority.

            (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

            (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

            (f) Any Lender that is a U.S. Person shall deliver to Time Warner (with a copy to the Administrative Agent) a statement signed by an authorized signatory of the Lender that it is a U.S. Person and, if necessary to avoid United States backup withholding, a duly completed and signed Internal Revenue Service Form W-9 (or successor form) establishing that such Lender is organized under the laws of the United States and is not subject to United States backup withholding.

            (g) Nothing in this Section shall be construed to require any Lender to disclose any confidential information regarding its tax returns or affairs.

            SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursements of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 1:00 p.m., Local Time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date shall, unless the Administrative Agent is able to distribute such amounts to the applicable Lenders on such date, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent
(i) in New York, for payments in Dollars, (ii) in London, for payments in Euros or Pounds and (iii) in Tokyo, for payments in Yen, in each case, at the offices for the Administrative Agent set forth in Section 9.01, except payments to be made directly to an Issuing Bank as expressly provided herein, and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient in like funds promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder, whether such payments are made in respect of principal, interest or fees, shall be made in the Currency in which the applicable payment obligation is due; provided, that payments in respect of Facility Fees pursuant to Section 2.11 and any other payments (not in respect of principal, interest or fees) or reimbursements shall be payable in Dollars.

            (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due from any Borrower hereunder, such funds shall be applied (i) first, to pay interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements, then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

            (c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, participations in LC Disbursements and Swingline Loans and accrued interest thereon owing by any Borrower than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, participations in LC Disbursements and Swingline Loans of other Lenders owing from such Borrower to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii) the provisions of this paragraph shall not be construed to apply to any payment made by such Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, participations in LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

            (d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due from such Borrower to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, (i) if the relevant amount is denominated in Pounds Sterling, at the Pound Sterling Overnight Rate
(ii) if the relevant amount is denominated in Dollars, at the Federal Funds Effective Rate and (iii) if the relevant amount is denominated in any other Currency, at the interest rate reasonably determined by the Administrative Agent as the rate applicable for overnight settlements between banks for the amount paid by the Administrative Agent on behalf of such Borrower.

            (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.06(b) or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender from or on behalf of any Credit Party or otherwise in respect of the Obligations to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

            SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. Such Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

            (b) If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender hereunder, then Time Warner may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Time Warner shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Swingline Lender and the Issuing Bank), which consent shall, in each case, not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section
2.14 or payments required to be made pursuant to Section 2.16, such assignment will be made to a Lender reasonably expected to result in a reduction in the compensation or payments to be paid by the Borrowers pursuant to such sections. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Time Warner to require such assignment and delegation cease to apply.

            SECTION 2.19. Prepayments Required Due to Currency Fluctuation. (a) Not later than 1:00 p.m., New York City time, on the last Business Day of each fiscal quarter of Time Warner or at such other time as is reasonably determined by the Administrative Agent (the "Calculation Time"), the Administrative Agent shall determine the Dollar Equivalent of the total Revolving Credit Exposures outstanding as of such date.

            (b) If at the Calculation Time, the Dollar Equivalent of the total Revolving Credit Exposures exceeds the total Commitments then in effect by 5% or more, then within five Business Days of notice to the Borrowers thereof, the applicable Borrowers shall prepay Swingline Loans or Revolving Loans or cash collateralize the outstanding Letters of Credit in an aggregate principal amount at least equal to such excess. Nothing set forth in this Section 2.19(b) shall be construed to require the Administrative Agent to calculate compliance under this Section 2.19(b) other than at the times set forth in Section 2.19(a).

            (c) If at the Calculation Time, the Dollar Equivalent of the total Yen Loans exceeds the total Yen Commitments then in effect by 5% or more, then within five Business Days of notice to the Borrowers thereof, the applicable Borrowers shall prepay Yen Loans in an aggregate principal amount at least equal to such excess. Nothing set forth in this Section 2.19(c) shall be construed to require the Administrative Agent to calculate compliance under this Section 2.19(c) other than at the times set forth in Section 2.19(a).

            SECTION 2.20. Adoption of the Euro. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro in any Participating

Member State and any relevant market conventions or practices relating to the Euro. Each obligation under this Agreement of a party to this Agreement which has been denominated in the National Currency Unit of a Subsequent Participant shall be redenominated into the Euro in accordance with EMU Legislation immediately upon such Subsequent Participant becoming a Participating Member State (but otherwise in accordance with EMU Legislation). If, in relation to the currency of any Subsequent Participant, the basis of accrual of interest or fees expressed in this Agreement with respect to such currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such Subsequent Participant becomes a Participating Member State; provided, that if any Loan in the currency of such Subsequent Participant which is subject to an Interest Period is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

            Each Borrower represents and warrants (as to itself and the Restricted Subsidiaries) to the Lenders that:

            SECTION 3.01. Organization; Powers. Each Credit Party and each of the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

            SECTION 3.02. Authorization; Enforceability. The Transactions are within the Credit Parties' corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action of such Credit Parties. Each Credit Document (other than each Note) has been, and each Note when delivered hereunder will have been, duly executed and delivered by the Credit Parties party thereto. Each Credit Document (other than each Note) constitutes, and each Note when delivered hereunder will be, a legal, valid and binding obligation of each such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

            SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions
(a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate (i) any applicable law or regulation or (ii) the charter, by-laws or other organizational documents of such Borrower or any of the Restricted Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Borrower or any of the Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by such Borrower or any of the Restricted Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of such Borrower or any of the Restricted Subsidiaries;

except, in each case (other than clause (b)(ii) with respect to any Credit Party), such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

            SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The consolidated balance sheet and statements of operations, stockholders equity and cash flows (including the notes thereto) of Time Warner as of and for the fiscal year ended December 31, 2003, reported on by Ernst & Young LLP, independent public accountants, copies of which have heretofore been furnished to each Lender, when combined with all public filings with the SEC by any Credit Party since December 31, 2003 and prior to the Amendment Effective Date, present fairly, in all material respects, the financial position and results of operations and cash flows of Time Warner and its consolidated Subsidiaries, as of such date and for such period, in accordance with GAAP.

            (b) The unaudited consolidated balance sheets and statements of operations, stockholders equity and cash flows of Time Warner and its consolidated Subsidiaries as of and for the three months ended March 31, 2004, copies of which have heretofore been furnished to each Lender, when combined with all public filings with the SEC by any Credit Party since December 31, 2003 and prior to the Amendment Effective Date, present fairly, in all material respects, the financial position and results of operations and cash flows of Time Warner and its consolidated Subsidiaries, as of such date and for such period, in accordance with GAAP.

            (c) Since December 31, 2003, there has been no material adverse change in the business, assets, operations or financial condition of Time Warner and its consolidated Subsidiaries, taken as a whole.

            SECTION 3.05. Properties. (a) Such Borrower and each of the Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property, except for defects in title or interests that could not reasonably be expected to result in a Material Adverse Effect.

            (b) Such Borrower and each of the Restricted Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by such Borrower or any of the Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

            SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of such Borrower, threatened against or affecting such Borrower or any of the Restricted Subsidiaries (i) which could reasonably be expected to be adversely determined and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

            (b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (x) neither such Borrower nor any of the Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law,
(ii) has become subject to any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Liability and (y) such Borrower has no knowledge of any basis for any Environmental Liability on the part of any of the Restricted Subsidiaries.

            SECTION 3.07. Compliance with Laws and Agreements. Such Borrower and each of the Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Event of Default has occurred and is continuing.

            SECTION 3.08. Government Regulation. Neither such Borrower nor any of the Restricted Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, or (c) is subject to any other statute or regulation which regulates the incurrence of indebtedness for borrowed money, other than, in the case of this clause (c), Federal and state securities laws and as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

            SECTION 3.09. Taxes. Such Borrower and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it or as part of the consolidated group of which it is a member, except
(a) Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

            SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

            SECTION 3.11. Disclosure. As of the date hereof and the Amendment Effective Date, all information heretofore or contemporaneously furnished by or on behalf of such Borrower or any of the Restricted Subsidiaries (including all information contained in the Credit Documents and the annexes, schedules and other attachments to the Credit Documents, but not including any projected financial statements), when taken together with the reports and other filings with the SEC made under the Exchange Act by any Credit Party since December 31, 2003, is, and all other such information hereafter furnished, including all information contained in any of the Credit Documents, including any annexes or schedules thereto, by or on behalf of such Borrower or any of the Restricted Subsidiaries to or on behalf of any Lender is and will be (as of their respective dates and the Amendment Effective Date), true and accurate in all material respects and not incomplete by omitting to state a material fact to make such information not misleading at such time. There is no fact of which such Borrower is aware which has not been disclosed to the Lenders in writing pursuant to the terms of this Agreement prior to the date hereof and which, singly or in the aggregate with all such other facts of which such Borrower is aware, could reasonably be expected to result in a Material Adverse Effect. All statements of fact and representation concerning the present business, operations and assets of such Borrower or any of its Subsidiaries, the Credit Documents and the transactions referred to therein are true and correct in all material respects.

                                   ARTICLE IV

                                   CONDITIONS

            SECTION 4.01. Amendment Effective Date. The effectiveness of this Agreement and the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

            (a) Credit Documents. The Administrative Agent (or its counsel) shall have received (i) this Agreement executed and delivered by each party hereto and (ii) the Guarantee, executed and delivered by each of the Guarantors.

            (b) Opinion of Counsel. The Administrative Agent shall have received the favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Amendment Effective Date) of (i) Cravath, Swaine & Moore LLP, counsel for the Credit Parties, (ii) in-house counsel to the Credit Parties, and (iii) Arthur Cox, counsel to TWFI, in each case in form and substance reasonably satisfactory to the Administrative Agent. The Credit Parties hereby request each such counsel to deliver such opinions.

            (c) Closing Certificate. The Administrative Agent shall have received a certificate from each Credit Party, in form and substance reasonably satisfactory to the Administrative Agent, dated the Amendment Effective Date and signed by the president, a vice president, a financial officer or an equivalent officer of such Credit Party, including, in the case of any Borrower, confirmation of compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

            (d) Fees. The Borrowers shall have paid all fees required to be paid on or before the Amendment Effective Date by the Borrowers in connection with the revolving credit facilities provided for in this Agreement.

            (e) Termination of the Existing 364-Day Credit Agreement. All Indebtedness outstanding under the Existing 364-Day Credit Agreement shall have been repaid or concurrently repaid with proceeds of Loans on the Amendment Effective Date, together with all interest thereon and other amounts owing in respect thereof, all commitments thereunder shall have been cancelled and such agreement shall have been terminated.

            (f) Authorizations, etc. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Credit Parties, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

            SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

            (a) The representations and warranties of the Credit Parties set forth in the Credit Documents (other than those set forth in Sections 3.04(c), 3.06 and 3.10 on any date other than the Amendment Effective
      Date) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

            (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal, or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Credit Parties on the date thereof as to the applicable matters specified in paragraphs (a) and (b) of this Section.

                                   ARTICLE V

                              AFFIRMATIVE COVENANTS

            Until all the Commitments have expired or been terminated and the principal of and interest on each Loan, all fees payable hereunder and all other Obligations shall have been paid in full (but with respect to such other Obligations only to the extent that actual amounts hereunder are owing at the time the Loans, together with interest and fees, have been paid in full) and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower (for itself and the Restricted Subsidiaries) covenants and agrees with the Lenders that:

            SECTION 5.01. Financial Statements and Other Information. Time Warner will furnish to the Administrative Agent at its New York office (who will distribute copies to each Lender):

            (a) within 105 days after the end of each fiscal year of Time Warner, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year and its unaudited Adjusted Financial Statements for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and, (i) in the case of the audited financial statements, reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Time Warner and the consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) in the case of the Adjusted Financial Statements, certified by one of Time Warner's Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Time Warner and the consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that, so long as no Event of Default has occurred and is continuing, Time Warner shall not be required to furnish Adjusted Financial Statements for any fiscal year if all Unrestricted Subsidiaries (other than any such Unrestricted Subsidiaries that are already treated as equity investments on Time Warner's financial statements) on a combined basis would not have constituted a Material Subsidiary for such fiscal year;

            (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Time Warner (including the fiscal quarter ending June 30, 2004), its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows and its unaudited Adjusted Financial Statements as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of Time Warner's Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Time Warner and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that, so long as no Event of Default has occurred and is continuing, Time Warner shall not be required to furnish Adjusted Financial Statements for any fiscal quarter if all Unrestricted Subsidiaries (other than any such Unrestricted Subsidiaries that are already treated as equity investments on Time Warner's financial statements) on a combined basis would not have constituted a Material Subsidiary for such fiscal quarter;

            (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Time Warner (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.02(a) and 6.03(a) and (k) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04, which has not been previously disclosed by Time Warner pursuant to this paragraph (c), and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

            (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the SEC or with any national securities exchange, or distributed by any Company to its security holders generally, as the case may be (other than registration statements on Form S-8, filings under Sections 16(a) or 13(d) of the Exchange Act and routine filings related to employee benefit plans); and

            (e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Time Warner or any of its Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request (it being understood that Time Warner and such Subsidiaries shall not be required to provide any information or documents which are subject to confidentiality provisions the nature of which prohibit such disclosure).

            Information required to be delivered pursuant to paragraphs (a), (b) and (d) shall be deemed to have been delivered on the date on which Time Warner provides notice to the Administrative Agent, or as the case may be the Administrative Agent gives notice to the Lenders, that such information has been posted on Time Warner's website on the internet at the website address listed on the signature pages of such notice, at www.sec.gov or at another website identified in such notice and accessible by the Lenders without charge; provided that Time Warner shall deliver paper copies of the reports and financial statements referred to in paragraphs (a), (b) and (d) of this Section 5.01 to the Administrative Agent or any Lender who requests Time Warner to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.

            SECTION 5.02. Notices of Material Events. Such Borrower will furnish to the Administrative Agent (who will distribute copies to the Lenders) prompt written notice of the following, upon any such event becoming known to any Responsible Officer of such Borrower:

            (a) the occurrence of any Default;

            (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting such Borrower or Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

            (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability to Time Warner and its Subsidiaries in an aggregate amount exceeding $200,000,000; and

            (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of such Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

            SECTION 5.03. Existence; Conduct of Business. Such Borrower will, and will cause each of the Restricted Subsidiaries which are Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04.

            SECTION 5.04. Payment of Obligations. Such Borrower will, and will cause each of the Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and
(c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

            SECTION 5.05. Maintenance of Properties; Insurance. Such Borrower will, and will cause each of the Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business (taken as a whole) in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (it being understood that, to the extent consistent with prudent business practice, a program of self-insurance for first or other loss layers may be utilized).

            SECTION 5.06. Books and Records; Inspection Rights. Such Borrower will, and will cause each of the Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Such Borrower will, and will cause each of the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine its books and records, and to discuss its affairs, finances and condition with its officers and, so long as a representative of such Borrower is present, or such Borrower has consented to the absence of such a representative, independent accountants (in each case subject to such Borrower's or the Restricted Subsidiaries' obligations under applicable confidentiality provisions), all at such reasonable times and as often as reasonably requested.

            SECTION 5.07. Compliance with Laws. Such Borrower will, and will cause each of the Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

            SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only for general corporate purposes, including the repayment of indebtedness of existing and future Subsidiaries of any of the Borrowers and for commercial paper backup. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

            SECTION 5.09. Fiscal Periods; Accounting. Such Borrower will keep the same financial reporting periods as are in effect on the date hereof.

                                   ARTICLE VI

                              NEGATIVE CONVENANTS

            Until all the Commitments have expired or terminated and the principal of and interest on each Loan, all fees payable hereunder and all other Obligations have been paid in full (but with respect to such other Obligations only to the extent that actual amounts hereunder are owing at the time the Loans, together with interest and fees, have been paid in full) and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees (for itself and the Restricted Subsidiaries) with the Lenders that:

            SECTION 6.01. Financial Covenants.

            (a) The Consolidated Leverage Ratio as of the last day of any period of four consecutive fiscal quarters of Time Warner (including the fiscal quarter ending June 30, 2004) will not exceed 4.50 to 1.00.

            (b) The Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of Time Warner (including the fiscal quarter ending June 30, 2004) will not be less than 2.00 to 1.00.

            SECTION 6.02. Indebtedness. Time Warner will not permit any of the Restricted Subsidiaries (other than a Credit Party, Time Warner Cable or the consolidated Subsidiaries of Time Warner Cable) to, create, incur, assume or permit to exist any Indebtedness, except:

            (a) with respect to all such Restricted Subsidiaries, Indebtedness of up to an aggregate principal amount of $1,500,000,000 at any time outstanding;

            (b) Indebtedness of any such Restricted Subsidiary to a Borrower or any Subsidiary;

            (c) Guarantee Obligations of any such Restricted Subsidiary with respect to Indebtedness of a Borrower or any wholly owned Restricted Subsidiary;

            (d) Indebtedness of any such Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any property, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such property or secured by a Lien on any such property prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (d) with respect to any such property shall not exceed 110% of the purchase price for, or the cost of construction or improvement of, such property;

            (e) Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof; provided that (x) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (y) such Indebtedness does not, directly or indirectly, have recourse (including by way of setoff) to Time Warner or any of the Restricted Subsidiaries or any asset thereof other than to the Person so acquired and its Subsidiaries and the assets of the Person so acquired and its Subsidiaries; and

            (f) Film Financings.

            SECTION 6.03. Liens. Such Borrower will not, and will not permit any of the Restricted Subsidiaries, to create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

            (a) any Lien on any property or asset of Time Warner or any Subsidiary existing on the date hereof; provided, that such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewal and replacements thereof that do not increase the outstanding principal amount thereof and such Liens do not secure an aggregate principal amount of Indebtedness in excess of $200,000,000 or apply to property or assets of Time Warner and the Restricted Subsidiaries in excess of $200,000,000;

            (b) any Lien existing on any property or asset prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that
      (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be,
      (ii) such Lien shall not apply to any other property or assets of any Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

            (c) Liens on property acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (d) of Section 6.02, (ii) the Indebtedness secured thereby does not exceed 110% of the cost of acquiring, constructing or improving such property and (iii) such security interests shall not apply to any other property or assets of the any Borrower or any of its Subsidiaries;

            (d) Liens to secure Film Financings; provided that such Liens shall extend only to the property or assets acquired with such Film Financing;

            (e) Liens on Capital Stock of Time Warner and proceeds therefrom supporting Stock Option Loans to the extent contemplated by the definition thereof;

            (f) any Copyright Liens securing obligations specified in the definition thereof;

            (g) Liens securing Indebtedness of any Borrower or any Restricted Subsidiary and owing to such Borrower or to a Restricted Subsidiary of such Borrower;

            (h) Liens on interests in or investments in any Unrestricted Subsidiary or in any other Person that is not a Subsidiary of Time Warner securing Indebtedness of such Unrestricted Subsidiary or such other Person;

            (i) Liens for taxes, assessments or governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings;

            (j) Liens incidental to the ordinary conduct of such Borrower's business or the ownership of its assets which were not incurred in connection with the borrowing of money, such as carrier's, warehousemen's, materialmen's, landlord's and mechanic's liens, and which do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the ordinary course of its business; and

            (k) other Liens in respect of property or assets of Time Warner or any Restricted Subsidiary so long as at the time of the securing of any obligations related thereto, the aggregate principal amount of all such secured obligations does not exceed 5% of the Consolidated Total Assets of Time Warner at such time (it being understood that any Lien permitted under any other clause in this Section 6.03 shall not be included in the computation described in this paragraph).

            SECTION 6.04. Mergers, Etc. Such Borrower will not, and will not permit any of the Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or a substantial portion of such Borrower's consolidated assets, or all or a substantial portion of the stock of all of the Restricted Subsidiaries, taken as a whole (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, unless (a) at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing and (b) after giving effect to any such transaction, the business, taken as a whole, of such Borrower and the Restricted Subsidiaries shall not have been altered in a fundamental and substantial manner from that conducted by them, taken as a whole, immediately prior to the Amendment Effective Date, provided that (i) a Borrower shall not merge into or consolidate with such other Person, unless such Borrower shall survive such consolidation or merger, and (ii) a Borrower shall not liquidate or dissolve or permit any Guarantor to liquidate or dissolve except into such Borrower or another Guarantor.

            SECTION 6.05. Investments. Such Borrower will not, and will not cause or permit any of the Restricted Subsidiaries to, make any Investment (other than any Investment in the ordinary course of the operation of its business) if, before or after giving effect to the commitment thereto on a pro forma basis, an Event of Default shall have occurred and be continuing.

            SECTION 6.06. Restricted Payments. Such Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except such Borrower may (a) declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock and (b) make Restricted Payments so long as after giving effect to the making of such Restricted Payment, no Event of Default shall have occurred and be continuing on a pro forma basis.

            SECTION 6.07. Transactions with Affiliates. Such Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into any material transaction with any of its Affiliates, except (a) transactions entered into prior to the date hereof or contemplated by any agreement entered into prior to the date hereof, (b) in the ordinary course of business or at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (c) transactions between or among the Borrowers, between or among such Borrower and the Restricted Subsidiaries or between or among Restricted Subsidiaries, (d) any arrangements with officers, directors, representatives or other employees of such Borrower and its Subsidiaries relating specifically to employment as such and (e) transactions that are otherwise permitted by this Agreement.

            SECTION 6.08. Unrestricted Subsidiaries. (a) Schedule 6.08 sets forth those Subsidiaries that have been designated as Unrestricted Subsidiaries as of the date hereof, which Subsidiaries do not include any Guarantor or a Borrower. A Borrower may designate any other of its Subsidiaries (other than a Borrower or a Guarantor) as Unrestricted Subsidiaries from time to time in compliance with the provisions of this Section 6.08. Such Borrower will not designate any of its Subsidiaries as an Unrestricted Subsidiary unless at the time such Subsidiary is designated as an Unrestricted Subsidiary, before and after giving effect to such designation on a pro forma basis, no Event of Default shall have occurred and be continuing, as certified in an Officers' Certificate delivered to the Administrative Agent at the time of such designation. Such

Officers' Certificate also shall state the specific purpose for which such designation is being made. All Subsidiaries of Unrestricted Subsidiaries shall be Unrestricted Subsidiaries.

            (b) A Borrower may designate or re-designate any Unrestricted Subsidiary as a Restricted Subsidiary from time to time in compliance with the provisions of this Section 6.08. Such Borrower will not designate or re-designate any Unrestricted Subsidiary as a Restricted Subsidiary, unless at the time such Unrestricted Subsidiary is so designated or re-designated as a Restricted Subsidiary, after giving effect to such designation or re-designation on a pro forma basis, no Event of Default shall have occurred and be continuing, as certified in an Officer's Certificate delivered to the Administrative Agent at the time of such designation or re-designation.

                                  ARTICLE VII

                                EVENTS OF DEFAULT

            If any of the following events ("Events of Default") shall occur:

            (a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

            (b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

            (c) any representation or warranty made or deemed made by or on behalf of any Credit Party in any Credit Document or any amendment or modification thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Credit Document or any amendment or modification thereof, shall prove to have been incorrect in any material respect when made or deemed made;

            (d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02 or 5.03 (with respect to such Borrower's existence) or in Article VI;

            (e) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in the Credit Documents (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to any Borrower;

            (f) any Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace periods;

            (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

            (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

            (i) any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

            (j) any Borrower or any Material Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;

            (k) one or more judgments for the payment of money in an aggregate amount in excess of $200,000,000 shall be rendered against any Borrower, any Material Subsidiary or any combination thereof or any action shall be legally taken by a judgment creditor (whose liquidated judgment, along with those of any other judgment creditor's, exceeds $200,000,000) to attach or levy upon any assets of any Borrower or any Material Subsidiary to enforce any such judgment, and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, vacated or bonded pending appeal;

            (l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events (with respect to which a Borrower has a liability which has not yet been satisfied) that have occurred, could reasonably be expected to result in a Material Adverse Effect;

            (m) except as otherwise permitted by this Agreement, the Guarantee shall cease, for any reason, to be in full force and effect with respect to any Guarantor or any Credit Party shall so assert; or

            (n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to a Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Time Warner, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of any Borrower accrued hereunder (including all amounts of LC Exposure, whether or not the beneficiary of the then outstanding Letters of Credit shall have presented the documents required therein), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of any Borrower accrued hereunder (including all amounts of LC Exposure, whether or not the beneficiary of the then outstanding Letters of Credit shall have presented the documents required therein), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the applicable Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Credit Documents, if any. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Cash Equivalents, or upon mutual consent of the Borrowers and the Administrative Agent, any other investment (in each case at the Borrowers' risk and expense), such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. After all such Letters of Credit shall have expired or been fully drawn upon, all reimbursement obligations shall have been satisfied and all other obligations of the Borrowers hereunder and other the other Credit Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto).

                                  ARTICLE VIII

                                   THE AGENTS

            Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

            Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Company or Affiliate thereof as if it were not an Agent hereunder.

            The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or, if so specified by this Agreement, all the Lenders), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Company that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or, if so specified by this Agreement, all the Lenders) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by any Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered under any Credit Document or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in the Credit Document, (iv) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in
Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

            The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by a proper Person. An initial list of the proper Persons with respect to the Borrowers appears on Schedule 8. Schedule 8 shall not be altered except in writing by a Person appearing thereon (or by a successor to such Person occupying the equivalent office). The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon so long as such statement, in the case of a Borrowing Request, complies with the requirements of Section 2.03 in all material respects (it being understood that oral notices of borrowing will be confirmed in writing by such Borrower in accordance with Section 2.03). The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

            The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

            Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor which, so long as no Event of Default is continuing, shall be reasonably acceptable to the Borrowers. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

            The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their Commitments in effect (or at any time after the Commitments have terminated, their Revolving Credit Exposures) on the date on which indemnification is sought under this
Article VIII (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitments (or, if the Commitments have terminated earlier, their Revolving Credit Exposures) immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

            Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

            The Co-Syndication Agents and Co-Documentation Agents shall not have any duties or responsibilities under any Credit Document in their capacity as such.

                                   ARTICLE IX

                                  MISCELLANEOUS

            SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

            (a) if to Time Warner, to it at One Time Warner Center, New York, New York 10019, Attention of Chief Financial Officer (Facsimile No. (212) 484-7175), with copies to its General Counsel (Facsimile No. (212) 484-7167), and its Treasurer (Facsimile No. (212) 484-7151);

            (b) if to TWFI, to it at 1 North Wall Quay, Dublin 1 Ireland, Attention of Gillian Connolly (Facsimile No. 353-1-622-2222), with copies to Time Warner as specified above;

            (c) if to the Administrative Agent, to JPMorgan Chase Bank, Agent Bank Services Group, 9709 Bellaire Boulevard, Houston, TX 77036, Attention of Christine Tran (Facsimile No. 713-219-1601), with a copy to (i) JPMorgan Chase Bank, 270 Park Avenue, New York, New York 10017, Attention of Joan Fitzgibbon (Facsimile No. 212-270-4584); (ii) in the case of a Eurocurrency Borrowing, JPMorgan Chase Bank, London Branch, 125 London Wall, London, EC2Y 5AJ, Attention of Steve Clarke (Facsimile No. 44-20-7777-2360); and (iii) in the case of a Yen Loan, JPMorgan Chase Bank, Tokyo Branch, 5-2-20, Akasaka, Minato-ku, Tokyo 107-6151 Japan, Attention of Naoko Morimoto, Banking Service Operations (Facsimile No. 813-5570-7539);

            (d) if to a Swingline Lender, to it as may be provided by such Swingline Lender from time to time;

            (e) if to an Issuing Bank, to it as may be provided by such Issuing Bank from time to time; and

            (f) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

            SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

            (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) amend, waive, modify or otherwise change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release any Guarantor under the Guarantee without the written consent of each Lender, or (vi) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

            SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Arrangers, the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Credit Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Agents, the Issuing Bank or the Lenders, including the reasonable fees, charges and disbursements of any counsel for the Agents, the Issuing Bank or the Lenders in connection with the enforcement or protection of its rights in connection with any Credit Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof, it being understood that the Agents, the Issuing Bank and the Lenders shall use, and the Borrowers shall only be required to pay such fees, charges and disbursements of, a single counsel, unless (and to the extent) conflicts of interests require the use of more than one counsel.

            (b) The Borrowers shall indemnify each Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Credit Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby,
(ii) any Loan or Letter of Credit or the use of, or the proposed use of, the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Company, or any Environmental Liability related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee (or a Related Party of such Indemnitee).

            (c) To the extent that any of the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

            (d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

            (e) All amounts due under this Section shall be payable promptly after written demand therefor.

            SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender except in accordance with Section 6.04 (and any attempted assignment or transfer by such Credit Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

            (b) Any Lender other than a Conduit Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or a Lender Affiliate, each of Time Warner and the Administrative Agent and (a) the Swingline Lender (but only in the case of an assignment of all or a portion of a Commitment in respect of Swingline Exposure) or (b) each Issuing Bank that has issued Letters of Credit hereunder having an aggregate face amount in excess of $10,000,000 at the time of such assignment (but only in the case of an assignment of all or a portion of a Commitment in respect of LC Exposure) must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining balance of the assigning Lender's Commitment, each assignment shall not be less than an aggregate principal amount of $15,000,000, (iii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining balance of the assigning Lender's Commitment, the remaining amount of the Commitment of the assigning Lender after giving effect to such assignment shall not be less than $15,000,000 unless, in the case of clauses
(ii) or (iii), each of Time Warner and the Administrative Agent otherwise consents, (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, (v) except in the case of an assignment to an Affiliate of the assigning Lender on or about the Amendment Effective Date, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and
(vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided further that any consent of Time Warner otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing. Upon acceptance and recording pursuant to paragraph
(d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall (i) continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03) and (ii) continue to be subject to the confidentiality provisions hereof. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of any Borrower or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section.

            (c) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

            (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph
(b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

            (e) Any Lender other than a Conduit Lender may, without the consent of any Borrower, the Administrative Agent or the Swingline Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

            (f) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers' prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with
Section 2.16(e) as though it were a Lender.

            (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

            (h) Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (g) above.

            (i) Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

            SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

            SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the

Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in
Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

            SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

            SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by such Lender or any Affiliate of such Lender that is primarily engaged in commercial banking activities and other indebtedness at any time owing by such Lender to or for the credit or the account of any of the Credit Parties (other than indebtedness related to commercial advertising and marketing arrangements entered into in the ordinary course of business) against any of and all the obligations of any of the Credit Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

            SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

            (b) Each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            (c) Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

            SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

            SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

            SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that in connection with any such requirement by a subpoena or similar legal process, Time Warner is given prior notice to the extent such prior notice is permissible under the circumstances and an opportunity to object to such disclosure, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an express agreement for the benefit of the Borrowers containing provisions substantially the same as those of this Section, to any (i) assignee (or Conduit Lender) of or Participant in, or any prospective assignee (or Conduit Lender) of or Participant in, any of its rights or obligations under this Agreement or (ii) hedging agreement counterparty (or such contractual counterparty's professional advisor), (g) with the consent of Time Warner or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrowers. For the purposes of this Section, "Information" means all information received from one or more of the Borrowers, whether oral or written, relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by one or more of the Borrowers; provided that, in the case of information received from one or more of the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, including in accordance with Regulation FD as promulgated by the SEC.

            SECTION 9.13. Acknowledgements. Each Borrower hereby acknowledges that:

            (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

            (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or fiduciary duty to any Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

            (c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

            SECTION 9.14. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each of the applicable Borrowers in respect of any such sum due from it to either the Administrative Agent or any Lender hereunder or under any other Credit Document shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally adjudged to be due to the Administrative Agent or such Lender in the Agreement Currency (as converted on the date of final judgment), the Borrowers agree, jointly and severally, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally adjudged to be due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law). The obligations of the Borrowers contained in this
Section 9.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

            SECTION 9.15. USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                                 TIME WARNER INC.

                                                 By_____________________________
                                                    Name:
                                                    Title

                                                 TIME WARNER FINANCE IRELAND

                                                 By_____________________________
                                                    Name:
                                                    Title:

                                     JPMORGAN CHASE BANK,
                                        as Administrative Agent and as a Lender,

                                     By_________________________________________
                                        Name:
                                        Title:

                                     BANK OF AMERICA, N.A.,
                                       as Co-Syndication Agent and as a Lender,

                                     By_________________________________________
                                        Name:
                                        Title:

                                     CITIBANK, N.A.,
                                       as Co-Syndication Agent and as a Lender,

                                     By_________________________________________
                                        Name:
                                        Title:

                                     ABN AMRO BANK N.V.,
                                      as Co-Documentation Agent and as a Lender,

                                     By_________________________________________
                                        Name:
                                        Title:

                                     BNP PARIBAS,
                                      as Co-Documentation Agent and as a Lender,

                                     By_________________________________________
                                        Name:
                                        Title:

                                                                   SCHEDULE 1.01

                         CALCULATION OF MANDATORY COST

The mandatory cost rate referred to in the definition of "Pound Sterling Overnight Rate" and the "Pound Sterling Quoted Rate" in Section 1.01 of the Credit Agreement will be the rate determined by the Administrative Agent (rounded upward, if necessary, to four decimal places) in accordance with the following formula (expressed as a percentage per annum):

                             CL + S(L - Z) + 0.01F
                             -----------------------
                                 100 - (C + S)

Where on the day of application of the formula:

C The amount required to be held as a non-interest bearing cash ratio deposit with the Bank of England expressed as a percentage of each of the Reference Bank's Eligible Liabilities (above any stated minimum).

F The amount of Pound Sterling per (pound)1,000,000 of the fee base of each Reference Bank payable to the Financial Services Authority per annum (disregarding any minimum fee payable under the Fees Regulations).

L The rate of interest per annum at which Pound Sterling deposits of an amount comparable to the Borrowing or other amount are offered by each Reference Bank to leading banks in the London interbank market at or about 11:00 a.m. on the date of calculation for a period comparable to the period for which the Mandatory Cost is to be calculated; or

            The Pound Sterling Overnight Rate for the relevant day as calculated without taking into account the Mandatory Cost is the rate of interest (less margin and the Mandatory Cost) payable on that day on the related Borrowing pursuant to clause Section 2.12 of this Agreement.

S The amount required to be placed as Special Deposits with the Bank of England, expressed as a percentage of each of the Reference Bank's Eligible Liabilities (above any stated minimum).

Z The lower of L and the rate of interest per annum paid by the Bank of England on Special Deposits at or about 11:00 a.m. on the date of calculation.

For the purposes of calculating the Mandatory Cost:

(i) C, L, S and Z are included in the formula as numbers and not as percentages, e.g. if C = 0.15 percent and L = 7 percent, CL is calculated at 0.15 x 7;

(ii) the formula is applied on the first day of each period for which it falls to be calculated (and the result shall apply for the duration of such period);

(iii)       each amount is rounded up to the nearest four decimal places; and

(iv) if the formula produces a negative percentage, the percentage shall be taken as zero.

If alternative or additional financial requirements are imposed by the Bank of England, the Financial Services Authority or any other fiscal, monetary or governmental authority or agency (including the European Central Bank) which in the Administrative Agent's reasonable opinion make the above formula (or any element thereof, or any defined term used therein) no longer appropriate, the Administrative Agent (following consultation with the Borrowers and the Required Lenders) shall be entitled by notice to the Borrowers to stipulate such other formula as shall be suitable to apply in substitution for the above formulae. Any such variation shall, in the absence of manifest error, be conclusive and binding on all parties and shall apply from the date specified in such notice.

For the purposes of this Schedule:

            "Bank of England Act" means the Bank of England Act 1998;

            "Eligible Liabilities" has the meaning given to that term in the Cash Ratio Deposits (Eligible Liabilities) Order 1998 or the applicable substitute order made under the Bank of England Act as in force on the date of application of the formula;

            "Fee Base" has the meaning given to that term in the Fees
            Regulations;

            "Fees Regulations" means the Banking Supervision (Fees) Regulations 2001 or the applicable substitute regulations made under the Bank of England Act as are in force on the date of application of the formula; and

            "Special Deposits" has the meaning given to that term by the Bank of England on the date of application of the formula.

Any reference to a provision of any statute, directive, order or regulation herein is a reference to that provision as amended or re-enacted from time to time.

                                                                   SCHEDULE 2.01

                                   COMMITMENTS

                 Lender                         Commitment      Yen Commitment
                 ------                         ----------      --------------
JPMorgan Chase Bank                          $625,000,000.00   $104,511,278.20
Bank of America, N.A.                        $525,000,000.00   $104,511,278.20
Citibank, N.A.                               $385,000,000.00   $ 96,992,481.20
ABN AMRO Bank N.V.                           $385,000,000.00   $ 96,992,481.20
BNP Paribas                                  $385,000,000.00   $ 96,992,481.20
Deutsche Bank AG New York Branch             $300,000,000.00   $          0.00
Royal Bank of Scotland plc                   $300,000,000.00   $          0.00
Barclays Bank PLC                            $300,000,000.00   $          0.00
Westdeutsche Landesbank Girozentrale, New
  York Branch                                $300,000,000.00   $          0.00
Wachovia Bank, National Association          $300,000,000.00   $          0.00
HSBC Bank USA                                $300,000,000.00   $          0.00
The Bank of Nova Scotia                      $220,000,000.00   $          0.00
Sumitomo Mitsui Banking Corporation          $220,000,000.00   $          0.00
The Bank of Tokyo Mitsubishi Trust Company   $220,000,000.00   $          0.00
Dresdner Bank AG, New York and Grand
  Cayman Branches                            $220,000,000.00   $          0.00
Mizuho Corporate Bank, Limited               $220,000,000.00   $          0.00
Calyon New York Branch                       $220,000,000.00   $          0.00

Morgan Stanley Bank                          $150,000,000.00   $          0.00
Bear Stearns Corporate Lending Inc.          $150,000,000.00   $          0.00
Lehman Brothers Bank, FSB                    $150,000,000.00   $          0.00
Merrill Lynch Bank USA                       $150,000,000.00   $          0.00
William Street Credit Corporation            $150,000,000.00   $          0.00
Credit Suisse First Boston, acting through
  its Cayman Islands Branch                  $150,000,000.00   $          0.00
Societe Generale                             $150,000,000.00   $          0.00
Commerzbank AG, New York and Grand Cayman
  Branches                                   $150,000,000.00   $          0.00
Mellon Bank, N.A.                            $ 75,000,000.00   $          0.00
The Bank of New York                         $ 75,000,000.00   $          0.00
Lloyds TSB Bank plc                          $ 75,000,000.00   $          0.00
UFJ Bank Limited New York Branch             $ 75,000,000.00   $          0.00
National Australia Bank Limited, A.C.N.      $ 75,000,000.00   $          0.00

                                                                SCHEDULE 2.03(A)

                             A BORROWING NOTICE (PURSUANT AND SUBJECT TO
                           SECTION 2.03 OR SECTION 2.04, AS APPLICABLE) OR         PREPAYMENT NOTICE (PURSUANT TO
                           AN INTEREST ELECTION (PURSUANT TO SECTION 2.07)         SECTION 2.10) MUST BE GIVEN NOT
   LOAN TYPE:                       MUST BE GIVEN NOT LATER THAN:                            LATER THAN:
----------------           -----------------------------------------------      --------------------------------------
REVOLVING LOANS

Any Eurocurrency           11:00 am New York City time                          12:00 pm New York City time three (3)
Borrowing                  three (3) Business Days before the date of the       Business Days before the date of
                           proposed Borrowing.                                  prepayment.


Alternative Base Rate      10:00 am New York City time on the day of the        12:00 pm New York City time one (1)
Borrowing                  proposed Borrowing.                                  Business Day before the date of
                                                                                prepayment.

Pound Sterling Overnight   10:00 am London time one (1) Business Day            12:00 pm London time one (1)
Rate Borrowing             before the date of the proposed Borrowing.           Business Day before the date of
                                                                                prepayment.

Euro Overnight Rate        10:00 am London time on the day of the proposed      12:00 pm London time one (1)
Borrowing                  Borrowing (subject to the limitation in Section      Business Day before the date of
                           2.03).                                               prepayment.

TIBOR Borrowing            11:00 am Tokyo time three (3) Business Days          12:00 pm Tokyo time three (3)
                           before the date of the proposed Borrowing.           Business Days before the date of
                                                                                prepayment.

SWINGLINE LOANS

Alternative Base Rate      2:00 pm New York City time on the day of the
Borrowing                  proposed Borrowing.

Pound Sterling Overnight   10:00 am London time on the day of the proposed      12:00 pm London time one (1)
Rate or Euro Overnight     Borrowing                                            Business Day before the
Borrowing.                                                                      date of  prepayment.

Pound Sterling Quoted      3:00 pm London time on the day of the proposed       12:00 pm London time one (1)
Rate or Euro Quoted Rate   Borrowing.                                           Business Day before the date of
Borrowing                                                                       prepayment.

                                                                SCHEDULE 2.03(B)

                     AUTHORIZED ACCOUNT NUMBERS & LOCATIONS

TIME WARNER INC.

Currency:                  Dollar

Bank:                      JP Morgan Chase

Address:                   1 Chase Manhattan Plaza
                           New York, NY 10005

ABA:                       021000021

Account Name:              Time Warner Inc.

Account Number:            323 231098

Currency:                  Euro

Bank:                      Barclays Bank

Address:                   Hanover Square
                           London

Sort Code:                 20-30-19

SWIFT:                     BARCGB22

Account Name:              Time Warner Inc.

Account Number:            43447544

Currency:                  Pounds

Bank:                      Barclays Bank

Address:                   Hanover Square
                           London

Sort Code:                 20-36-47

SWIFT:                     BARCGB22

Account Name:              Time Warner Inc.

Account Number:            60039616

TIME WARNER FINANCE IRELAND

Currency:                  Dollar

Bank:                      Citibank N.A., New York

Address:                   CITIUS33

Account Name:              Citibank N.A. Dublin (CITIIE2X)

Account Number:            10994598

For further credit to Time Warner Finance Ireland account number 8859 019

Currency:                  Euro

Bank:                      Citibank N.A., Dublin

SWIFT:                     CITIIEZX

Account Name:              Time Warner Finance Ireland

Account Number:            8859.027

Currency:                  Pounds

Bank:                      Citibank N.A., London

Sort Code:                 18-50-08

SWIFT:                     CITGB2L

Account Name:              Citibank N.A.Dublin (CITIIE2X)

Account Number:            603872

For further credit to Time Warner Finance Ireland account number 8859 035

                                                                   SCHEDULE 2.05

                                                                       L/C            FACE AMOUNT
ISSUER         ACCOUNT PARTY        BENEFICIARY       MATURITY       NUMBER      AVAILABLE TO BE DRAWN
------         -------------        -----------       --------       ------      ---------------------

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                                                                   SCHEDULE 6.08

                            UNRESTRICTED SUBSIDIARIES

1. AOL Canada, Inc.
2. AP Financing, Inc.
3. Astronaut Financing, Inc.
4. Atlanta Hawks, L. P.
5. Blade Financing, Inc.
6. Blast Financing, Inc.
7. Corruptor Financing, Inc.
8. DRC Financing, Inc.
9. Frequency Financing, Inc.
10. Invisible Financing, Inc.
11. LIS Financing, Inc.
12. LN Financing, Inc.
13. LOR Financing, Inc.
14. LS Financing, Inc.
15. Magnolia Avenue Financing, Inc.
16. NL Receivables LLC
17. Pleasantville Financing, Inc.
18. POG Financing, Inc.
19. Rush Hour Financing, Inc.
20. TAC Financing, Inc.
21. TBS Funding Corp.
22. Time Receivables Company LLC
23. TWE-NL Receivables LLC
24. TWE Receivable Trust I
25. TW Receivables, Inc.
26. Turner Arena Operations, Inc.
27. WAG Financing, Inc.
28. TWEAN Subsidiary, LLC

                                                                      SCHEDULE 8

                             LIST OF PROPER PERSONS

                Name                                  Title

Wayne H. Pace                           Exec. Vice President and CFO
Raymond G. Murphy                       Vice President and Treasurer
Edward B. Ruggiero                      Vice President - Corporate Finance
Matthew A. Siegel*                      Asst. Treasurer
Eric Schott*                            Asst. Treasurer

---------------------------

* The Administrative Agent may act upon verbal instructions from Mr. Schott or Mr. Siegel which will be followed by written confirmation from one of the other above named officers.

                                                                  EXECUTION COPY

                                     FORM OF
                         AMENDED AND RESTATED GUARANTEE

            AMENDED AND RESTATED GUARANTEE, dated as of July 8, 2002 and amended and restated as of June 30, 2004, made by TIME WARNER INC., a Delaware corporation ("Time Warner") (f/k/a AOL Time Warner Inc.), AMERICA ONLINE, INC., a Delaware corporation ("AOL"), HISTORIC TW INC., a Delaware Corporation ("Historic TW") (f/k/a Time Warner Inc.), TURNER BROADCASTING SYSTEM, INC., a Georgia corporation ("TBS"), and TIME WARNER COMPANIES, INC., a Delaware corporation ("TWCI") (each, a "Guarantor", and collectively, the "Guarantors"), in favor of JPMORGAN CHASE BANK, as administrative agent (in such capacity, the "Administrative Agent") for the lenders (the "Lenders") parties to the Amended and Restated Five-Year Credit Agreement, dated as of July 8, 2002 and amended and restated as of June 30, 2004 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Time Warner, Time Warner Finance Ireland ("TWFI"), the Lenders, Bank of America, N.A. and Citibank, N.A., as co-syndication agents (in such capacity, the "Co-Syndication Agents"), ABN AMRO Bank N.V. and BNP Paribas, as co-documentation agents (in such capacity, the "Co-Documentation Agents") and the Administrative Agent.

                              W I T N E S S E T H:

            WHEREAS, the Guarantors are party to the Guarantee, dated as of July 8, 2002, made by each Guarantor in favor of the Administrative Agent (the "Existing Guarantee");

            WHEREAS, the parties hereto have agreed to amend and restate the Existing Guarantee as provided herein;

            WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans and other extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

            WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Loans and other extensions of credit to the Borrowers under the Credit Agreement that the Guarantors shall have executed and delivered this Guarantee to the Administrative Agent for the ratable benefit of the Lenders; and

            WHEREAS, each Guarantor is an affiliate of one or more of the Borrowers under the Credit Agreement, and it is to the advantage of each Guarantor that the Lenders make the Loans and other extensions of credit to the Borrowers under the Credit Agreement.

            NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective loans and other extensions of credit to the Borrowers under the

Credit Agreement, each Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, that the Existing Guarantee shall be amended and restated in its entirety as follows:

      1. Defined Terms. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

      (b) As used herein, "Designated Borrowers" means Time Warner and TWFI.

      (c) As used herein, "Guarantee" means this Amended and Restated Guarantee.

      (d) As used herein, "Obligations" means the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of each Designated Borrower to the Administrative Agent and the Lenders (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to either one or both of the Designated Borrowers whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, any Letter of Credit or any other Credit Document, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by either one or both of the Designated Borrowers pursuant to the terms of the Credit Agreement or any other Credit Document).

      (e) As used herein, "Reimbursement Obligations" means the obligation of a Designated Borrower to reimburse the Issuing Bank pursuant to Section 2.05(e) of the Credit Agreement for amounts drawn under Letters of Credit.

      (f) As used herein, "Historic TW Obligations" has the meaning assigned to such term in Section 2(c) of this Guarantee.

      (g) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and section and paragraph references are to this Guarantee unless otherwise specified.

      (h) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

      2. Guarantees. (a) Each of AOL and Historic TW hereby, jointly and severally, unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Designated Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

      (b) Time Warner hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by TWFI when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of TWFI.

      (c) Each of TBS and TWCI hereby, jointly and severally, unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by Historic TW when due (whether at the stated maturity, by acceleration or otherwise) of its obligations and liabilities under this Guarantee (the "Historic TW Obligations") including under Section 2(a) hereof.

      (d) This Guarantee shall remain in full force and effect until the Obligations are paid in full, no Letter of Credit shall be outstanding (unless such Letter of Credit is cash collateralized in accordance with Section 2.05(c) of the Credit Agreement) and the Commitments are terminated, notwithstanding that from time to time prior thereto either one or both of the Designated Borrowers may be free from any Obligations.

      (e) Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent and such Lender in writing that such payment is made under this Guarantee for such purpose.

      (f) Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 3 hereof).

      (g) No payment or payments made by either of the Designated Borrowers, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from either of the Designated Borrowers, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any setoff or appropriation or payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder who shall, notwithstanding any such payment or payments (other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations and, in the case of TBS and TWCI, the Historic TW Obligations, up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full, no Letter of Credit shall be outstanding (unless such Letter of Credit is cash collaterized in accordance with Section 2.05(c) of the Credit Agreement) and the Commitments are terminated.

      3. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each

Guarantor's right of contribution shall be subject to the terms and conditions of Section 5 hereof. The provisions of this Section shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

      4. Right of Setoff. (a) Each of AOL and Historic TW hereby authorizes each Lender at any time and from time to time when any amounts owed by either one or both of the Designated Borrowers under the Credit Agreement are due and payable and have not been paid (taking into account any applicable grace periods), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of either AOL or Historic TW (other than indebtedness related to commercial advertising and marketing arrangements entered into in the ordinary course of business) against any of and all of the obligations of AOL or Historic TW, as applicable, to such Lender hereunder now or hereafter existing under the Credit Agreement or any other Credit Document whether or not such Lender has made any demand for payment. Each Lender shall notify AOL and/or Historic TW, as the case may be, promptly of any such setoff and the application made by such Lender of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this paragraph are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

      (b) Time Warner hereby authorizes each Lender at any time and from time to time when any amounts owed by TWFI under the Credit Agreement are due and payable and have not been paid (taking into account any applicable grace periods), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Time Warner (other than indebtedness related to commercial advertising and marketing arrangements entered into in the ordinary course of business) against any of and all of the obligations of Time Warner to such Lender hereunder now or hereafter existing under the Credit Agreement or any other Credit Document whether or not such Lender has made any demand for payment. Each Lender shall notify Time Warner promptly of any such setoff and the application made by such Lender of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this paragraph are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

      (c) Each of TBS and TWCI hereby authorizes each Lender at any time and from time to time when any amounts owed by Historic TW under this Guarantee are due and payable and have not been paid (taking into account any applicable grace periods), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of either TBS or TWCI (other than indebtedness related to commercial advertising and marketing arrangements entered into in the ordinary course of business) against any of and all of the obligations of TBS or TWCI, as applicable, to such Lender hereunder now or hereafter existing under the Credit Agreement or any other Credit Document whether or not such Lender has made any demand for payment. Each Lender shall notify TBS and/or TWCI, as the case may be, promptly of any such setoff and the application made by such Lender of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this paragraph are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

      5. No Subrogation. Notwithstanding any payment or payments made by any Guarantor hereunder, or any setoff or application of funds of any Guarantor by any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against either one or both of the Designated Borrowers or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations or the Historic TW Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from either one or both of the Designated Borrowers in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrowers on account of the Obligations are paid in full, no Letter of Credit shall be outstanding (unless such Letter of Credit is cash collateralized in accordance with Section 2.05(c) of the Credit Agreement) and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

      6. Amendments, etc. with Respect to the Obligations; Waiver of Rights. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor, and without notice to or further assent by any Guarantor, (a) any demand for payment of any of the Obligations and any of the Historic TW Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Obligations and any of the Historic TW Obligations continued, (b) the Obligations and/or the Historic TW Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, (c) the Credit Agreement and any other Credit Document may be amended, modified, supplemented or terminated, in whole or in part, and (d) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations and/or the Historic TW Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto.

      7. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and/or any of the Historic TW Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between either one or both of the Designated Borrowers or any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon either one or both of the Designated Borrowers or any Guarantor with respect to the Obligations or the Historic TW Obligations. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement or any other Credit Document, any of the Obligations or the Historic TW Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by either one or both of the Designated Borrowers or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of either one or both of the Designated Borrowers or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of either one or both of the Designated Borrowers from the Obligations or of Historic TW from the Historic TW Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance. When making a demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent and any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against either Designated Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or the Historic TW Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from either Designated Borrower, any such other Guarantor or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of either Designated Borrower, any such other Guarantor or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

      8. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations or any of the Historic TW Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of either one or both of the Designated Borrowers or Historic TW or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, either one or both of the Designated Borrowers or Historic TW or any substantial part of either Designated Borrower's or Historic TW's property, or otherwise, all as though such payments had not been made.

      9. Payments. Each Guarantor hereby agrees that payments hereunder will be paid to the Administrative Agent without setoff or counterclaim in the applicable Currency at the office of the Administrative Agent located at One Chase Manhattan Plaza, New York, New York 10081 or to such other office as designated by the Administrative Agent.

      10. Representations and Warranties. To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Guarantor hereby represents and warrants to the Administrative Agent and each Lender that the representations and warranties set forth in Article III of the Credit Agreement (other than those set forth in Sections 3.04(c), 3.06 and 3.10 on any date other than the Amendment Effective Date) as they relate to such Guarantor or to the Credit Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct, and the Administrative Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein (it being understood that any representation or warranty set forth in Article III of the Credit Agreement that is qualified by a reference to a certain Borrower thereunder and its Subsidiaries taken as a whole shall not be deemed to apply to the Guarantor individually).

      The Guarantors agree that the foregoing representation and warranty shall be deemed to have been made by each Guarantor and shall be true and correct in all material respects on the date of each borrowing by a Borrower under the Credit Agreement on and as of such date of borrowing as though made hereunder on and as of such date.

      11. Authority of Administrative Agent. Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and any or all of the Guarantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

      12. Notices. All notices, requests and demands to or upon the Administrative Agent, any Lender or any Guarantor shall be effected in the manner provided in Section 9.01 of the Credit Agreement; any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1 hereto.

      13. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      14. Integration. This Guarantee and the other Credit Documents represent the agreement of each Guarantor with respect to the subject matter hereof and there are no promises or representations by the Guarantor, the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein or in the other Credit Documents.

      15. Amendments in Writing. None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the applicable Guarantor and the Administrative Agent, provided that any right, power or privilege of the Administrative Agent or the Lenders arising under this Guarantee may be waived by the Administrative Agent and the Lenders in a letter or agreement executed by the Administrative Agent; provided, further, that no such amendment or waiver shall release any material Guarantor from its obligations hereunder without the written consent of each Lender.

      16. No Waiver; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to paragraph 15 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

      17. Section Headings. The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

      18. Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Administrative Agent.

      19. Enforcement Expenses. Each Guarantor agrees, jointly and severally, to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor under this Guarantee or otherwise enforcing or protecting any rights under this Guarantee and the other Credit Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent.

      20. Counterparts. This Guarantee may be executed by one or more of the Guarantors on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      21. Acknowledgements.

      Each Guarantor hereby acknowledges that:

      (a) it has been advised by counsel in the negotiation, execution and delivery of this Guarantee;

      (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Guarantee or any other Credit Document, and the relationship between any or all of the Guarantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

      (c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Guarantors and the Lenders.

      22. GOVERNING LAW. THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

      23. Jurisdiction; Consent to Service of Process. (a) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guarantee, or for recognition or enforcement of any judgment, and each Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

      (b) Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

      (c) Each Guarantor irrevocably consents to service of process in the manner provided for notices in paragraph 12 of this Guarantee. Nothing in this Guarantee will affect the right of any party to this Guarantee to serve process in any other manner permitted by law.

      24. WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

      IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

                                    TIME WARNER INC.

                                    By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                    AMERICA ONLINE, INC.

                                    By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                    HISTORIC TW INC.

                                    By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                    TURNER BROADCASTING SYSTEM, INC.

                                    By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                    TIME WARNER COMPANIES, INC.

                                    By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                                                      Schedule I
                                                                    to Guarantee

                               Address for Notices

TIME WARNER INC.
One Time Warner Center
New York, NY  10019
Attention:  Chief Financial Officer
Facsimile No. 212-484-7175
Attention:  General Counsel
Facsimile No. 212-484-7167

AMERICA ONLINE, INC.
2200 AOL Way
Dulles, VA  20166
Attention:  Chief Financial Officer
Facsimile No. 703-265-6481
Attention:  General Counsel
Facsimile No. 703-265-3992

HISTORIC TW INC.
One Time Warner Center
New York, NY 10019
Attention:  Treasurer
Facsimile No. 212-484-7151
Attention:  General Counsel
Facsimile No. 212-484-7167

TURNER BROADCASTING SYSTEM, INC.

1 CNN Center
Atlanta, GA  30348
Attention:  Chief Financial Officer
Facsimile No. 404-827-4069
Attention:  General Counsel
Facsimile No. 404-827-2381

TIME WARNER COMPANIES, INC.
One Time Warner Center
New York, NY 10019
Attention:  Treasurer
Facsimile No. 212-484-7151
Attention:  General Counsel
Facsimile No. 212-484-7167